================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         --------------------------

                         FIRST UNITED BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

         ARKANSAS                           6022                 71-0538646
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE)     IDENTIFICATION NO.)

                          MAIN AND WASHINGTON STREETS
                           EL DORADO, ARKANSAS 71730
                                 (870) 863-3181
                 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         --------------------------

                                 JOHN E. BURNS
                          MAIN AND WASHINGTON STREETS
                           EL DORADO, ARKANSAS 71730
                                 (870) 863-3181
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         --------------------------

                                   COPIES TO:

                                 STAN D. SMITH
             MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C.
                      320 WEST CAPITOL AVENUE, SUITE 1000
                          LITTLE ROCK, ARKANSAS 72201
                                 (501) 688-8800

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH
GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX.   [ ]

                                                CALCULATION OF REGISTRATION FEE
===========================================================================================================================
           TITLE OF EACH CLASS              PROPOSED              PROPOSED              AGGREGATE
              OF SECURITIES               AMOUNT TO BE         MAXIMUM OFFERING          OFFERING           AMOUNT OF
            TO BE REGISTERED              REGISTERED (1)       PRICE PER UNIT (2)        PRICE (3)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK  . . . . . . . . . . . .       1,610,000            $ 40.50               $ 65,205,000       $ 21,735.00
===========================================================================================================================

     (1) Estimated based on the maximum number of shares to be registered.
     (2) Estimated solely for the purpose of calculating the registration fee.
     (3) The aggregate offering price is based the maximum number of shares to be registered multiplied by the estimated market value of a share of First United Common Stock.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                         FIRST UNITED BANCSHARES, INC.

      Cross Reference Sheet Showing Location in Prospectus of Information
                   Required by Item 501(b) of Regulation S-K


                     A.  INFORMATION ABOUT THE TRANSACTION


REGISTRATION STATEMENT ITEM AND HEADING                                       LOCATION IN PROSPECTUS AND PROXY STATEMENT
---------------------------------------                                       ------------------------------------------

1.    Forepart of Registration Statement and Outside Front Cover Page
      of Prospectus   . . . . . . . . . . . . . . . . . . . . . . . .
                                                                              Facing Page of Registration Statement;
                                                                              Cross Reference Sheet; Cover Page of
                                                                              Proxy Statement
2.    Inside Front and Outside Back Cover Pages of Prospectus   . . .
                                                                              Available Information; Incorporation
                                                                              of Certain Documents by Reference;
                                                                              Table of Contents
3.    Risk Factors, Ratio of Earnings to Fixed Charges and Other
      Information   . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                              Summary; Financial Information
4.    Terms of the Transaction    . . . . . . . . . . . . . . . . . .
                                                                              The Merger
5.    Pro Forma Financial Information   . . . . . . . . . . . . . . .
                                                                              Summary - Selected Financial Data;
                                                                              Financial Information
6.    Material Contacts with the Company Being Acquired   . . . . . .
                                                                              The Merger - Background of the Merger;
                                                                              Fredonia Bancshares, Inc. - Resulting
                                                                              Ownership in First United
7.    Additional Information Required for Reoffering by Persons and
      Parties Deemed to be Underwriters   . . . . . . . . . . . . . .
                                                                              Not Applicable
8.    Interests of Named Experts and Counsel    . . . . . . . . . . .
                                                                              Legal Matters and Experts
9.    Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities    . . . . . . . . . . . . . . . . .
                                                                              Not Applicable

                             B.  INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to S-3 Registrants   . . . . . . . . .         First United Bancshares, Inc.

11.   Incorporation of Certain Information by Reference   . . . . . .         Incorporation of Certain Documents by
                                                                              Reference

12.   Information with Respect to S-2 or S-3 Registrants    . . . . .         Not Applicable

13.   Incorporation of Certain Information by Reference   . . . . . .         Not Applicable

14.   Information with Respect to Registrants Other than S-3 or S-2
      Registrants   . . . . . . . . . . . . . . . . . . . . . . . . .         Not Applicable

                C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED


REGISTRATION STATEMENT ITEM AND HEADING                                       LOCATION IN PROSPECTUS AND PROXY STATEMENT
---------------------------------------                                       ------------------------------------------

15.   Information with Respect to S-3 Companies   . . . . . . . . . .         Not Applicable

16.   Information with Respect to S-2 or S-3 Companies    . . . . . .         Not Applicable

17.   Information with Respect to Companies Other than S-3 or S-2
      Companies

      (1)      Description of Business    . . . . . . . . . . . . . .         Fredonia Bancshares, Inc. -
                                                                              Description of Business
      (2)      Market Price of and Dividends on the Registrant's
               Common Equity    . . . . . . . . . . . . . . . . . . .         Summary - Comparative Per Share Data;
                                                                              Fredonia Bancshares, Inc. - Principal
                                                                              Shareholders of Fredonia


      (3)      Selected Financial Data    . . . . . . . . . . . . . .         Summary - Selected Financial Data

      (4)      Supplementary Financial Information    . . . . . . . .         Not Applicable

      (5)      Management's Discussion and Analysis of Financial
               Condition and Results of Operations    . . . . . . . .         Fredonia Bancshares, Inc. - Management
                                                                              Discussion and Analysis
      (6)      Changes In and Disagreements with Accountants on
               Accounting and Financial Disclosure    . . . . . . . .         Not Applicable

      (7)      Financial Statements   . . . . . . . . . . . . . . . .         Financial Information

      (8)      Quarterly Financial Information    . . . . . . . . . .         Financial Information

      (9)      Financial Statement Schedules    . . . . . . . . . . .         Not Applicable




                            D.  VOTING AND MANAGEMENT INFORMATION


18.   Information if Proxies, Consents or Authorizations Are to be
      Solicited

      (1)      Date, Time and Place Information   . . . . . . . . . .         Cover Page of Proxy

      (2)      Revocability of Proxy    . . . . . . . . . . . . . . .         The Fredonia Special Meeting - Voting;
                                                                              Solicitation of Proxies

      (3)      Dissenters' Rights of Appraisal    . . . . . . . . . .         The Merger - Right of Dissent Under
                                                                              the TBCA

      (4)      Persons Making the Solicitation    . . . . . . . . . .         The Fredonia Special Meeting - Voting;
                                                                              Solicitation of Proxies


REGISTRATION STATEMENT ITEM AND HEADING                                       LOCATION IN PROSPECTUS AND PROXY  STATEMENT
---------------------------------------                                       -------------------------------------------

      (5)      Interest of Affiliates of the Registrant in the
               Proposed Transaction; Voting Securities and Principal
               Holders  . . . . . . . . . . . . . . . . . . . . . . .         Fredonia Bancshares, Inc. - Principal
                                                                              Shareholders of Fredonia; The Merger -
                                                                              Background of the Merger

      (6)      Vote Required for Approval   . . . . . . . . . . . . .         The Fredonia Special Meeting - Vote
                                                                              Required.


      (7)      (i)     Directors and Executive Officers   . . . . . .         Incorporation of Certain Documents by
                                                                              Reference

               (ii)    Executive Compensation   . . . . . . . . . . .         Incorporation of Certain Documents by
                                                                              Reference

               (iii)   Certain Relationships and Related
                       Transactions   . . . . . . . . . . . . . . . .         Incorporation of Certain Documents by
                                                                              Reference

19.   Information if Proxies, Consents or Authorizations Are Not to
      be  Solicited or in an Exchange Offer   . . . . . . . . . . . .         Not Applicable

                           FREDONIA BANCSHARES, INC.

To the Shareholders of
Fredonia Bancshares, Inc.

       You are cordially invited to attend a Special Meeting of Shareholders of Fredonia Bancshares, Inc. ("Fredonia") which will be held at 2400 North Street, Nacogdoches, Texas on August 26,1997 at 3:00 P.M.

       At the Special Meeting, Shareholders of Fredonia will consider and vote upon the merger of Fredonia with and into First United of Texas, Inc. ("FTI"), a wholly-owned subsidiary of First United Bancshares, Inc. ("First United"). The Agreement and Plan of Reorganization (the "Agreement") among First United, FTI and Fredonia provides that the Shareholders of Fredonia will receive total consideration consisting of one million six hundred thousand (1,600,000) shares of fully paid and nonassessable shares of Common Stock, $1.00 par value, of First United ("Purchase Price"). All of the issued and outstanding shares of Fredonia Common Stock, other than shares owned by dissenting Shareholders of Fredonia, shall be converted into the right to receive a pro rata portion of the Purchase Price based upon each Fredonia Shareholder's pro rata ownership of the total number of issued and outstanding shares of Fredonia Common Stock at the effective time of the merger. Fractional shares of First United Common Stock shall not be issued. Any Fredonia Shareholder entitled to receive a fractional share shall receive a cash payment in lieu thereof equal to the value of the fractional share based on the average sales price per share of First United common stock. The average sales price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date ("Pricing Average").

       If the Pricing Average of First United Common Stock is less than $32.00, Fredonia may terminate the Agreement without liability.

       If the merger is approved, Fredonia State Bank will become a wholly-owned subsidiary of First United. First United is a bank holding company which is engaged in the business of banking through its eight (8) wholly-owned bank subsidiaries and its trust company subsidiary, with bank offices in Union, Sebastian, Columbia, Ouachita, Izard, Arkansas, Prairie, Monroe, Lonoke and Crawford Counties in Arkansas and in Bowie County, Texas, each of which provides a full range of banking services to its customers. After the merger, Fredonia State Bank will continue to operate a full-service, community oriented bank.

       The Board of Directors of Fredonia believes that the proposed merger upon the terms and conditions set forth in the accompanying Proxy Statement is in the best interests of the Fredonia Shareholders and therefore recommends that you vote in favor of the merger. Hoefer & Arnett, Incorporated, Fredonia's financial advisor in connection with the merger, has rendered an opinion to Fredonia's Board of Directors to the effect that as of the date hereof, the consideration to be received by Fredonia's Shareholders in the merger is fair from a financial point of view. Additional information regarding the proposed merger, First United and the rights of dissenting Shareholders is set forth in the enclosed Proxy Statement and I urge you to read all of this material carefully.

       You are invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, please sign, date and return as soon as possible the enclosed proxy in the enclosed self-addressed and stamped envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously returned your proxy.

                                       Very truly yours,

                                       /s/ Gordon Lewis

                                       Gordon Lewis
                                       Chairman of the Board and President

                           FREDONIA BANCSHARES, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                August 26, 1997

       NOTICE is hereby given that a Special Meeting of Shareholders of Fredonia Bancshares, Inc. has been called by the Board of Directors and will be held at 2400 North Street, Nacogdoches, Texas on August 26, 1997 at 3:00 p.m. for the following purposes:

       1. To consider and vote upon an Agreement and Plan of Reorganization dated as of April 25, 1997, (the "Agreement"), which provides for the merger of Fredonia Bancshares, Inc. into First United of Texas, Inc., a wholly-owned subsidiary of First United Bancshares, Inc. of El Dorado, Arkansas.

       2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

       The Board of Directors has fixed the close of business on May 31, 1997 as the record date for determining Shareholders who are entitled to receive notice of and to vote at the Special Meeting. Proposal 1 above requires the affirmative vote of a majority of the total number of issued and outstanding shares of Fredonia Common Stock for approval.

       IT IS IMPORTANT THAT YOUR SHARES OF FREDONIA COMMON STOCK BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FREDONIA OR BY EXECUTION OF A PROXY OF A LATER DATE FILED WITH THE SECRETARY OF FREDONIA BEFORE THE MEETING. IN ADDITION, IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY BY VOTING IN PERSON.

                                       By Order of the Board of Directors


                                       /s/ Gordon Lewis
                                       ----------------------------------------
                                       Gordon Lewis
                                       Chairman of the Board and President

Dated:  July 24, 1997

                           FREDONIA BANCSHARES, INC.

                     PROXY STATEMENT FOR A SPECIAL MEETING
                 OF SHAREHOLDERS TO BE HELD ON AUGUST 26, 1997

                           ------------------------

                         FIRST UNITED BANCSHARES, INC.
                                   PROSPECTUS
                        1,610,000 Shares of Common Stock
                                Par Value $1.00

       This Proxy Statement and Prospectus ("Proxy Statement") is being furnished to the Shareholders of Fredonia Bancshares, Inc. ("Fredonia") in connection with the solicitation of proxies by the Board of Directors of Fredonia for use at a Special Meeting of Shareholders of Fredonia to be held on August 26, 1997, including any adjournments or postponements of the Special Meeting. At the Special Meeting or any adjournments or postponements thereof, the Shareholders of Fredonia will be asked to consider and vote on a proposal to authorize and approve the transactions contemplated by the Agreement and Plan of Reorganization among First United Bancshares, Inc., First United of Texas, Inc., and Fredonia, dated April 25, 1997 (the "Agreement"). Pursuant to the Agreement and the related Plan of Merger ("Plan of Merger") which is Exhibit A to the Agreement, First United Bancshares, Inc. ("First United" or the "Company") would acquire all of the issued and outstanding stock of Fredonia and satisfy any unexercised Fredonia stock options through a merger transaction (the "Merger") in which Fredonia would merge with and into First United of Texas, Inc., a wholly-owned subsidiary of First United, in exchange for the issuance to the Shareholders of Fredonia and Optionholders of up to 1,610,000 shares of First United common stock, par value $1.00 ("First United Common Stock").

       First United has agreed to register under the Securities Act of 1933, as amended (the "Securities Act"), the shares of First United Common Stock that may be issued to Shareholders of Fredonia in exchange for their stock in Fredonia. Consequently, this Proxy Statement also serves as a Prospectus of First United under the Securities Act for the issuance of shares of First United Common Stock to Shareholders of Fredonia.

       This Proxy Statement and the accompanying form of proxy are first being mailed to Shareholders of Fredonia on or about July 24, 1997. On May 30,1997, the closing price on the National Association of Securities Dealers Automatic Quotation National Market System of a share of First United Common Stock was $40.25.

       THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT.
      SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS
                        PROXY STATEMENT IN ITS ENTIRETY.

                            ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ----------------------


               THE DATE OF THIS PROXY STATEMENT IS JULY 24, 1997.

       NO PERSON IS AUTHORIZED BY FIRST UNITED OR FREDONIA TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, IN CONNECTION WITH THE SOLICITATION AND THE OFFERING MADE BY THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

       NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FIRST UNITED OR FREDONIA SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

       First United is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Securities and Exchange Commission ("Commission"). This filed material can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago (500 West Madison, Northwestern Atrium Center, 14th Floor, Chicago, Illinois 60661) and in New York (75 Park Place, New York, New York 10007) and copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. First United's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System and the Company's Exchange Act reports and other information can be inspected and copied at the National Association of Securities Dealers, 1735 "K" Street, N.W., Washington, D.C. 20006.

       First United has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to a maximum 1,610,000 shares of First United Common Stock to be issued upon consummation of the transactions contemplated by the Agreement. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by rules and regulations of the Commission. Copies of the Registration Statement are available from the Commission, upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement or any document incorporated by reference in this Proxy Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MR. JOHN E. BURNS, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, FIRST UNITED BANCSHARES, INC., MAIN AND WASHINGTON STREETS, EL DORADO, ARKANSAS 71730, (870) 863-3181. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST, ALTHOUGH NOT REQUIRED, SHOULD BE MADE, BY CERTIFIED MAIL, ON OR BEFORE AUGUST 15, 1997.

       The following documents of First United, which have been filed with the Commission under the Exchange Act, are incorporated by reference into this Proxy Statement:

       1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission on March 28, 1997.

       2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997.

       Each document filed subsequent to the date of this Proxy Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the holding of the Special Meeting of the Shareholders of Fredonia, shall be deemed to be incorporated by reference in this Proxy Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such document.

       All information contained in this Proxy Statement relating to First United has been supplied by First United and all information relating to Fredonia has been supplied by Fredonia.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
SUMMARY
       The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       Fredonia   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       Combined Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       The Fredonia Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       Background and Reasons for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       Opinion of Fredonia's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       Conditions to the Merger; Termination of the Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       Effective Time and Closing of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       Interest of Certain Persons in the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       Management and Operations After the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       Comparison of Rights of Holders of Fredonia Common Stock and First United Common Stock   . . . . . . . . . . .  9
       Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       Market Prices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

THE FREDONIA SPECIAL MEETING

       Date, Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       Purpose of Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       Shares Outstanding and Entitled to Vote; Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       Voting; Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

THE MERGER

       Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       Reason for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       Opinion of Fredonia's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       The Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       Interests of Certain Persons in the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       Antitrust Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       Right of Dissent Under the TBCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       Exchange Ratio for the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       Expenses of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

FINANCIAL INFORMATION

       Pro Forma Combining Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       Pro Forma Combining Income Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       Notes to Pro Forma Combining Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                                                                                     Page
                                                                                                                     ----
FIRST UNITED BANCSHARES, INC.
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       Pending Acquisitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       Regulation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       Description of First United Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       Resale of First United Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

FREDONIA BANCSHARES, INC.

       Description of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       Management Discussion and Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       Directors and Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       Certain Employee Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       Transactions with Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       Principal Shareholders of Fredonia . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       Resulting Ownership in First United  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
       Offices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
       Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
       Regulation and Supervision   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
       Description of Fredonia Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
       Comparison of Rights of Holders of Fredonia Common Stock and First United Common Stock . . . . . . . . . . . .  48

LEGAL MATTERS AND EXPERTS

       Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

INDEX TO FREDONIA FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

ANNEXES

       I   -   Agreement and Plan of Reorganization                                                                   I-1
       II  -   Texas Business Corporation Act Articles 5.11 - 5.13                                                   II-1
       III -   Fairness Opinion of Hoefer & Arnett, Incorporated                                                    III-3

                                    SUMMARY

       The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, in the attached Annexes and in the documents incorporated by reference. Shareholders are urged to read carefully this Proxy Statement and the attached Annexes in their entirety.


THE COMPANY

       The Company is a multi-bank holding company located in El Dorado, Arkansas with eight wholly-owned subsidiary banks and a trust company operating in twenty-eight communities throughout the States of Arkansas and Texas. The Company's subsidiaries consist of First National Bank of El Dorado, El Dorado, Arkansas; First National Bank of Magnolia, Magnolia, Arkansas; City National Bank of Fort Smith, Fort Smith, Arkansas; Merchants and Planters Bank, N.A., Camden, Arkansas; Commercial Bank at Alma, Alma, Arkansas; The Bank of North Arkansas, Melbourne, Arkansas; First United Bank, Stuttgart, Arkansas; FirstBank, Texarkana, Texas; and First United Trust Company, N.A., El Dorado, Arkansas (collectively called the "Subsidiary Banks"). The Company had consolidated assets of $1,560,044,000 and shareholders' equity of $151,052,000 as of March 31, 1997. First United has also entered into an agreement to acquire a bank in Louisiana and has entered into a letter of intent to acquire a bank holding company in Arkansas. See "Pending Acquisitions."

       On May 20, 1996, the Board of Directors of First United declared a 3-for-2 stock split effected in the form of a 50% stock dividend. The dividend was distributed on June 28, 1996 to holders of record as of June 7, 1996. Unless otherwise indicated, all per share data, numbers of common shares and capital accounts contained herein have been restated to reflect this stock split.

       The Company's Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System Over-the-Counter Market ("NASDAQ-NMS") under the symbol "UNTD." The Company's principal executive offices are located at Main and Washington Streets, El Dorado, Arkansas, 71730 and its telephone number is (870) 863-3181.


FREDONIA

       Fredonia is a Texas corporation and a bank holding company which indirectly owns 100% of Fredonia State Bank, Nacogdoches, Texas ("FSB") through its middle-tier subsidiary, Fredonia Bancshares of Delaware, Inc. Fredonia had consolidated assets of $249,416,000 and shareholders' equity of $23,572,000 as of March 31, 1997. FSB was chartered in 1964 and has two banking offices in Nacogdoches and one banking office in each of Alto, Texas and Garrison, Texas. After the Merger, FSB will be a wholly-owned subsidiary of First United but will continue to operate as a full-service, community oriented bank. See "Fredonia Bancshares, Inc. -- Description of Business."

       On January 9, 1996, the Board of Directors of Fredonia declared a 20% stock dividend. The dividend was distributed on January 31, 1996 to holders of record as of January 15, 1996. Unless otherwise indicated, all per share data, numbers of common shares and capital accounts contained herein have been restated to reflect this stock dividend.

       There is no public market for shares of Fredonia's outstanding capital stock. Fredonia's principal executive offices are located at 2400 North Street, Nacogdoches, Texas, and its telephone number is (409) 564-6191.


THE MERGER

       On April 25, 1997, the Company, First United of Texas, Inc. ("FTI") and Fredonia entered into the Agreement pursuant to which the Company proposes to acquire all of the issued and outstanding stock of Fredonia by merger of Fredonia with and into FTI, a wholly-owned subsidiary of the Company. The acquisition of Fredonia will be consummated through the issuance to Fredonia's Shareholders and Optionholders of approximately 1,610,000 shares of First United Common Stock. First United's reason for entering into the Merger is to expand the markets of the Company and thereby increase the earning potential of the Company. The Agreement requires that the Merger be accounted for as a pooling of interests. See "The Merger -- The Agreement."

       On April 23, 1997, the trading date immediately prior to the execution of the Agreement, shares of First United Common Stock traded on the NASDAQ-NMS at a closing sales price of $38.75. There is no established market value for the stock of Fredonia.

COMBINED COMPANY

       The pro forma combined financial statements, and its constituent parts of First United and Fredonia as of and for the periods indicated reflect assets, shareholders' equity, net interest income and income from continuing operations as follows (dollars in thousands):

                                                               %                         %
                                               FIRST       PRO FORMA                 PRO FORMA      PRO FORMA
                                              UNITED       COMBINED     FREDONIA     COMBINED        COMBINED
                                              ------       --------     --------     --------        --------
 Assets
   March 31, 1997  . . . . . . . . . . .     $1,560,044      86.22      $249,416       13.78         $1,809,460

 Shareholders' equity
   March 31, 1997  . . . . . . . . . . .        151,052      86.50        23,572       13.50            174,624

 Net interest income
   Year ended December 31, 1996  . . . .         57,257      87.31         8,325       12.69             65,582
   Three months ended March 31, 1997 . .         14,579      85.70         2,433       14.30             17,012

 Income from continuing operations
   Year ended December 31, 1996  . . . .         18,259      81.62         4,113       18.38             22,372
   Three months ended March 31, 1997 . .          4,824      83.49           954       16.51              5,778


       If a maximum of 1,610,000 shares of common stock of First United are issued to Fredonia Shareholders, First United will have a total of approximately 9,856,000 shares of common stock issued and outstanding. Present First United stockholders will control 83.67% of such shares and Fredonia Shareholders will control 16.33% of such shares. See "Financial Information --Pro Forma Balance Sheet and Pro Forma Income Statements."

THE FREDONIA SPECIAL MEETING

       Approval of the Merger by the Shareholders of Fredonia will be considered at a Special Meeting to be held at 2400 North Street, Nacogdoches, Texas on August 26, 1997, at 3:00 p.m. Central Daylight Time. Only the holders of record of Fredonia Common Stock as of the close of business on May 31, 1997 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. At such date, there were 472,342 shares of Fredonia's Common Stock issued and outstanding. Each share of Fredonia Common Stock is entitled to one vote. See "The Fredonia Special Meeting."

       The affirmative vote of the holders of a majority of the outstanding shares of Fredonia Common Stock is required for the approval of the Merger. Directors, executive officers and their affiliates hold a total of 10.42% of the outstanding stock of Fredonia. Shareholders of Fredonia are entitled to dissenters' rights. See "The Merger - Right of Dissent Under the TBCA."

BACKGROUND AND REASONS FOR THE MERGER

       At a meeting of the Fredonia Board held on April 24, 1997, after considering the terms and conditions of the Agreement and obtaining the advice of its financial advisor, the Fredonia Board approved the Agreement. The Fredonia Board believes that the Merger is advisable and in the best interests of Fredonia and its Shareholders and recommends that Fredonia Shareholders vote in favor of the adoption of the Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by the Fredonia Board in making its recommendation, see "The Merger--Background of the Merger" and "Reasons for the Merger."

OPINION OF FREDONIA'S FINANCIAL ADVISOR

       The Fredonia Board retained Hoefer & Arnett, Incorporated ("Hoefer & Arnett") to act as financial advisor in connection with the Merger. Hoefer & Arnett has delivered its written opinion to the Fredonia Board that, as of the date of this Proxy Statement, the consideration to be paid to Fredonia's Shareholders is fair from a financial point of view. The opinion of Hoefer & Arnett is attached by Annex to this Proxy Statement. Shareholders are urged to read this opinion in its entirety for a description of the procedures followed, matters considered and limitation on the reviews undertaken in connection therewith. See "The Merger--Opinion of Fredonia's Financial Advisor."

CONDITIONS TO THE MERGER; TERMINATION OF THE AGREEMENT

       The obligations of First United and Fredonia to effect the Merger are subject to the satisfaction or waiver of a number of conditions, in addition to the approval of the Agreement by Fredonia's Shareholders. The Agreement allows one or more parties to the Merger to terminate the Agreement if one or more of these conditions are not satisfied or waived. The Agreement may also be terminated at any time before the Merger becomes effective by the mutual consent of First United and Fredonia and by either First United or Fredonia if the Merger has not been effected on or before December 31, 1997. See "The Merger--The Agreement."

EFFECTIVE TIME AND CLOSING OF THE MERGER

       If the Agreement is approved at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the parties expect the Merger to become effective (the "Effective Time") upon the filing with the Arkansas Secretary of State and the Texas Secretary of State of articles of merger relating to the Merger (the "Articles of Merger") and the issuance by each of the Arkansas Secretary of State and the Texas Secretary of State of a certificate of merger acknowledging that the Articles of Merger are in the form required by and have been executed in accordance with the relevant provisions of applicable law. The parties expect to file the Articles of Merger in both Arkansas and Texas as soon as practicable following approval of the Agreement at the Special Meeting. The closing of the Merger will be held on the date the Articles of Merger are filed with the Arkansas Secretary of State and the Texas Secretary of State. See "The Merger--The Agreement."

NO SOLICITATION

       Subject to certain exceptions, Fredonia and its directors and officers have agreed pursuant to the Agreement not to directly or indirectly initiate, solicit, encourage or enter into any discussions with any third party concerning a competing acquisition of Fredonia. The Fredonia Board may enter into such discussions only if, after taking into account the written advice of counsel, the Fredonia Board concludes in good faith that the failure to do so would violate its fiduciary duties under applicable law.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

       As of the Record Date, Fredonia's directors and executive officers and their affiliates owned a total of 49,213 shares of Fredonia Common Stock, representing 10.42% of all outstanding shares on such date. In the Merger, Fredonia's directors and officers will receive the same consideration for their shares as other Shareholders of Fredonia receive for theirs. Certain members of the Fredonia Board and management of Fredonia have interests in the Merger that are in addition to and separate from the interests of Shareholders of Fredonia generally. These interests include, among others, provisions in the Agreement relating to the continuation of director and officer indemnification rights, the acceleration of vesting of employee stock options and the continuation of certain employee benefits generally. See "The Merger - Interests of Certain Persons in the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

       Following the Merger, First United intends to operate FSB as a full service, community oriented bank at each of FSB's existing locations. It is anticipated that First United's Chairman, Mr. James V. Kelley, will be elected to FSB's Board of Directors

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       It is a condition to Fredonia's obligation to consummate the Merger that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes, no gain or loss will be recognized by either First United or Fredonia as a result of the Merger and Fredonia's Shareholders will not recognize gain or loss upon the receipt of First United Common Stock in exchange for Fredonia Common Stock. Fredonia expects to receive an opinion of counsel, dated as of the Effective Date of the Merger, opining that no gain or loss will be recognized by the Fredonia Shareholders upon the receipt of First United Common Stock in exchange for Fredonia Common Stock in connection with the Merger. The parties to this transaction will not request a ruling from the Internal Revenue Service concerning the taxability of this transaction. See "The Merger -- Certain Federal Income Tax Consequences."

DISSENTERS' RIGHTS

       Holders of Fredonia Common Stock are entitled to dissenter's rights with
respect to the Merger.   Holders of Fredonia Common Stock may exercise their
right of dissent under the Texas Business Corporation Act (the "TBCA"). See "The Merger -- Right of Dissent Under the TBCA."

REGULATORY APPROVALS

       First United has received the preliminary approval of the Board of Governors of the Federal Reserve to merge Fredonia into FTI. First United has also received the preliminary approval of the Texas Banking Commissioner to consummate the Merger. See "The Merger -- Regulatory Approvals."

ACCOUNTING TREATMENT

       First United intends to treat the Merger as a pooling of interests for
accounting purposes.    Consummation of the Merger is conditioned upon the
receipt of the opinion of Arthur Andersen LLP that the Merger will qualify for the pooling of interests accounting treatment. See "The Merger -- Accounting Treatment."

COMPARISON OF RIGHTS OF HOLDERS OF FREDONIA COMMON STOCK AND FIRST UNITED COMMON STOCK

       As of the date of this Proxy Statement, the rights of Fredonia's Shareholders are governed by the TBCA and by Fredonia's Articles of Incorporation and Bylaws. After the Merger, Fredonia's Shareholders will become shareholders of First United and as such, their rights will be governed by the laws of Arkansas and First United's Articles and Bylaws. See "Comparison of Rights of Holders of Fredonia Common Stock and First United Common Stock."


MARKET PRICES

       First United Common Stock is traded over-the-counter in the NASDAQ-NMS. Fredonia Common Stock is not traded publicly and there is no quoted market for the stock. The table below shows the high and low closing sales prices for First United Common Stock adjusted for stock splits.

                                                    High          Low
                                                    ----          ---
               1994                                $ 22.00     $ 17.67
               1995                                  28.67       19.00
               1996                                  33.00       26.50
               1997 (through May 30, 1997)           40.88       31.50

       On April 23, 1997, the trading date immediately prior to the execution of the Agreement between First United and Fredonia as to the proposed merger transaction, the closing sales price for First United Common Stock was $38.75. On May 30, 1997, the closing sales price for First United Common Stock was $40.25.

COMPARATIVE PER SHARE DATA

       The following table sets forth for the periods indicated selected historical per share data of First United and Fredonia and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger. The data presented are based upon the consolidated financial statements and related notes of First United which are incorporated by reference in this Proxy Statement, and the consolidated financial statements and related notes of Fredonia and the pro forma combining balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear elsewhere in this Proxy Statement. See " Financial Information." These data are not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated.


                                               First
                                              United          Fredonia          Pro Forma               Fredonia Pro Forma
                                          Historical(1)    Historical(2)      Combined (3)                Equivalent (4)
                                          -------------    -------------      ------------              ------------------

Book value per common share:
   December 31, 1996  . . . . . . .         $18.14           $49.09            $ 17.55                      $59.48
   March 31, 1997   . . . . . . . .          18.51            49.90              17.89                       60.66

Cash Dividends per common share:
    Year ended December 31, 1994              0.49              .84               0.45                        1.51

    Year ended December 31, 1995              0.57              .90               0.52                        1.76

    Year ended December 31, 1996              0.64             1.05               0.59                        1.99

    Three Months ended March 31,
       1997                                   0.17             1.25               0.20                        0.69

----------


    (1) On May 20, 1996, the Board of Directors of First United declared a 3-for-2 stock split effected in the form of a 50% stock dividend. The dividend was distributed on June 28, 1996 to holders of record as of June 7, 1996. All per share data have been restated to reflect this stock split.

    (2) On January 9, 1996, the Board of Directors of Fredonia declared a 20% stock dividend. The dividend was distributed on January 31, 1996 to holders of record as of January 15, 1996. All per share data have been restated to reflect this stock dividend.

    (3) The First United/Fredonia Pro Forma Combined amounts do not consider the number of shares of First United Common Stock that may be issued in such amounts as is equal to the intrinsic value of any unexercised Fredonia stock options at the time of the Merger. First United estimates the intrinsic value of such Fredonia stock options to approximate $218,000.

    (4) The Fredonia pro forma equivalents represent the respective First United/Fredonia pro forma combined earnings, dividends and book value per common share multiplied by the applicable exchange ratio of 3.39 shares of First United Common Stock for each share of Fredonia Common Stock so that the First United/Fredonia pro forma equivalent amounts are equated to the respective values for one share of Fredonia Common Stock. The exchange ratio is determined by dividing First United Common Stock to be received by the Fredonia Shareholders by the 472,342 shares of Fredonia Common Stock currently outstanding.

SELECTED FINANCIAL DATA

         The following table presents selected historical financial data of First United and Fredonia and selected unaudited pro forma financial data after giving effect to the Merger as a pooling of interests for accounting purposes, assuming the Merger had occurred at the beginning of the earliest period presented, but without giving effect to costs associated with the consummation of the Merger, which currently are estimated to total $200,000. The First United historical data for each of the years in the five-year period ended December 31, 1996 is based on the historical financial statements of First United as audited by Arthur Andersen LLP, independent public accountants. The Fredonia historical data for each of the years in the three-year period ended December 31, 1996 is derived from the historical financial statements of Fredonia as audited by Axley & Rode LLP, independent auditors. The selected financial data for First United for the three month periods ended March 31, 1996 and 1997, and for Fredonia for the three month periods ended March 31, 1996 and 1997 have been obtained from unaudited financial statements and, in the opinion of the respective managements of First United and Fredonia, include all adjustments necessary to present fairly the data for such periods. The pro forma data is not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger been in effect during those periods, or as of those dates, or that may be reported in the future. Pro forma combined per share data of First United and Fredonia give effect to the exchange of each share of Fredonia Common Stock for 3.39 shares of First United Common Stock.

         These data should be read in conjunction with the consolidated financial statements of each of First United and Fredonia, and the related notes thereto, incorporated by reference herein and in conjunction with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement. See "Incorporation of Certain Documents by Reference" and "Financial Information."

         All other financial data is presented in descending order of time periods.

                             SUMMARY FINANCIAL DATA

                                                                                                       Three Months Ended
                                                        Year Ended December 31,                             March 31,
 FIRST UNITED - HISTORICAL               1992        1993        1994        1995         1996         1996          1997
------------------------------------ -----------------------------------------------------------    ----------------------
                                                (in thousands, except per share data)

Operating Data
  Total interest income              $   77,570  $   71,968  $    73,214  $  92,735   $  108,027  $   26,109    $   27,418
  Net interest income                    42,511      43,063       42,961     49,485       57,257      13,649        14,579
  Provision for possible loan losses      2,486       1,815          334        574        1,475          93           359
  Income from continuing operations      12,676      13,215       14,008     15,204       18,259       4,747         4,824
Per Share Data
  Income from continuing operations      $ 1.64      $ 1.71       $ 1.81     $ 1.96       $ 2.21      $ 0.58        $ 0.59
  Cash dividend paid                       0.40        0.44         0.49       0.57         0.64        0.15          0.17
Selected Balance Sheet Items
  Total assets                       $1,086,467  $1,123,598  $ 1,106,610  $1,336,020  $1,531,039  $1,471,820    $1,560,044
  Total securities                      509,552     513,399     489,036      540,121     639,240     597,065       648,791
  Net loans                             442,661     489,333     502,826      631,537     709,920     690,578       717,063
  Total deposits                        943,097     969,749     953,904    1,127,914   1,297,273   1,238,576     1,315,402
  Long-term debt                          8,821       7,723      12,825       16,832      22,426      23,791        22,414
  Capital accounts                       95,438     108,122     109,509      130,405     149,601     139,432       151,052

FREDONIA - HISTORICAL
Operating Data
  Total interest income              $   12,292  $   11,962  $   13,400   $   15,344  $   15,920  $    4,222    $    4,342
  Net interest income                     6,616       6,954       7,517        8,025       8,325       2,318         2,433
  Provision for possible loan losses        525         -           -            -          (750)       (750)           30
  Income from continuing operations       2,627       2,972       2,703        3,350       4,113       1,422           954
Per Share Data
  Income from continuing operations      $ 5.28      $ 5.99      $ 5.43       $ 6.83      $ 8.71      $ 3.01        $ 2.02
  Cash dividend paid                          -         .84         .84          .90        1.05        1.05          1.25
Selected Balance Sheet Items
   Total assets                      $  173,420  $  210,785  $  232,830   $  236,662  $  241,953  $  235,977    $  249,416
  Total securities                       78,876     101,883     109,093      107,381      92,562     100,052        91,692
  Net loans                              77,237      91,352      95,345      109,543     121,680     113,047       127,580
  Total deposits                        159,415     193,954     214,911      212,578     216,765     212,701       223,080
  Long-term debt                              -           -       1,067            -          -            -             -
  Capital accounts                       13,205      15,754      15,957       19,758      23,193      20,623        23,572

PRO FORMA - COMBINED

Operating Data
  Total interest income              $   89,862  $   83,930  $   86,614   $  108,079  $  123,947  $   30,331    $   31,760
  Net interest income                    49,127      50,017      50,478       57,510      65,582      15,967        17,012
  Provision for possible loan losses      3,011       1,815         334          574         725        (657)          389
  Income from continuing operations      15,303      16,187      16,711       18,554      22,372       6,169         5,778
Per Share Data
  Income from continuing operations      $ 1.64      $ 1.74      $ 1.79       $ 1.99      $ 2.27      $ 0.63        $ 0.59
  Cash dividend paid                       0.33        0.41        0.45         0.52        0.59        0.18          0.20
Selected Balance Sheet Items
  Total assets                       $1,259,887  $1,334,383  $1,339,440   $1,572,682  $1,772,992  $1,707,797    $1,809,460
  Total securities                      588,428     615,282     598,129      647,502     731,802     697,117       740,483
  Net loans                             519,898     580,685     598,171      741,080     831,600     803,625       844,643
  Total deposits                      1,102,512   1,163,703   1,168,815    1,340,492   1,514,038   1,451,277     1,538,482
  Long-term debt                          8,821       7,723      13,892       16,832      22,426      23,791        22,414
  Capital accounts                      108,643     123,876     125,466      150,163     172,794     160,055       174,624


                          THE FREDONIA SPECIAL MEETING


DATE, TIME AND PLACE

         The Fredonia Special Meeting will be held on August 26, 1997, commencing at 3:00 p.m. Central Daylight Time, at the offices of Fredonia located at 2400 North Street, Nacogdoches, Texas.

PURPOSE OF MEETING

         The purpose of the Fredonia Special Meeting is to consider and vote upon the adoption of the Agreement among Fredonia, First United and FTI.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

         The close of business on May 31,1997 has been fixed by the Board of Directors of Fredonia as the record date ("Record Date") for the determination of holders of Fredonia Common Stock entitled to notice of and to vote at the Fredonia Special Meeting. At the close of business on the Record Date, there were 472,342 shares of Fredonia Common Stock outstanding held by 392 shareholders of record. Holders of record of Fredonia Common Stock on the Record Date are entitled to one vote per share and are entitled to dissenters' rights. See "The Merger -- Right of Dissent under the TBCA."

VOTE REQUIRED

         The affirmative vote of a majority of all the shares of Fredonia Common Stock outstanding on the Record Date is required to adopt the Agreement.

         As of May 31,1997, directors and executive officers of Fredonia and their affiliates own 10.42% of the outstanding stock of Fredonia.

VOTING; SOLICITATION OF PROXIES

         Proxies for use at the Fredonia Special Meeting accompany copies of this Proxy Statement delivered to record holders of Fredonia Common Stock and such proxies are solicited on behalf of the Board of Directors of Fredonia. A holder of Fredonia Common Stock may use his proxy if he is unable to attend the Fredonia Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the Special Meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the secretary of Fredonia, or by submitting a proxy having a later date, or by such person appearing at the Fredonia Special Meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger.

         Fredonia will bear the cost of solicitation of proxies from its Shareholders. In addition to using the mails, proxies may be solicited by personal interview. Officers and other employees of Fredonia acting on Fredonia's behalf may solicit proxies personally.

                                   THE MERGER

BACKGROUND OF THE MERGER

         From time to time the Board of Directors and management of Fredonia have considered various strategies for Fredonia, including remaining independent and concentrating on existing markets, expanding geographically through acquisitions of existing banks or branches, establishing branches in new markets, and merging with a larger company. Each alternative has always been considered in light of its expected impact on Shareholders and the potential maximization of shareholder value.

         In February of 1997, Mr. Gordon Lewis, Chairman of the Board and President of Fredonia, was approached by First United with an offer to merge Fredonia into First United. First United and Fredonia exchanged certain financial and other information and a period of discussions and negotiations ensued. An agreement in principle outlining the basic terms of Merger was approved March 18, 1997. Fredonia employed Hoefer & Arnett to evaluate the fairness of First United's offer to Shareholders of Fredonia from a financial point of view, and First United conducted an onsite due diligence review of Fredonia's business and operations. Further discussions and negotiations, all of which were conducted on an arms-length basis with both parties represented by legal counsel, resulted in the Agreement which was approved by Fredonia's Board of Directors on April 24, 1997 and executed as of April 25, 1997.

REASONS FOR THE MERGER

         In reaching its determination to enter into the Agreement, Fredonia's Board of Directors consulted with Hoefer & Arnett and Fredonia's legal and tax advisors, and considered a number of factors, including but not limited to the following: (i) the written opinion of Hoefer & Arnett that the consideration to be received by Shareholders of Fredonia pursuant to the Agreement was fair to such Shareholders from a financial point of view; (ii) the price to be received by the Fredonia Shareholders in relation to prices received by other similarly situated banking organizations, and the relation of such price to the Board's view of the value to Shareholders of choosing possible alternatives to the Merger and the risks associated with seeking to obtain the values provided by those alternatives; (iii) the prospects for remaining independent, including the current and prospective economic environment and competitive restraints facing Fredonia; (iv) the increased liquidity provided by the receipt of First United Common Stock in a tax-free reorganization; (v) the protection afforded to Fredonia by the Agreement in the event of a decline in the price of First United Common Stock; (vi) the potential for increased dividends; and (vii) the non-economic terms of the Merger.

         In its deliberations, the Fredonia Board did not assign any specific weights to these or any other factors.

         The acquisition of Fredonia will expand First United's current markets. Fredonia's banking subsidiary currently has full service banking locations in Nacogdoches, Alto and Garrison, Texas. Currently, there are no banking offices in the First United system located in these areas. Thus, the acquisition of Fredonia expands First United's market into a new area. Management of First United believes that by expanding its markets, it will increase the range and competitiveness of its banking services to persons residing in Fredonia's market area while increasing the earning power of First United.

OPINION OF FREDONIA'S FINANCIAL ADVISOR

         Fredonia's Board of Directors retained Hoefer & Arnett to render to the Board of Directors a written opinion (the "Fairness Opinion") as investment bankers as to the fairness, from a financial point of view, to the Board of Directors of Fredonia of the terms of the proposed Merger of Fredonia with and into First United, as defined in the Agreement. No limitations were imposed by Fredonia's Board of Directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering the Fairness Opinion.

         A copy of the Fairness Opinion of Hoefer & Arnett, dated as of April 14, 1997, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Hoefer & Arnett, is attached as Annex III to this Proxy Statement. Fredonia's Shareholders are urged to read the Fairness Opinion in its entirety. The following summary of the procedures and analysis performed, and assumptions used by Hoefer & Arnett is qualified in its entirety by reference to the text of such Fairness Opinion. The Fairness Opinion is directed to Fredonia's Board of

Directors only and is directed only o the financial terms of the transaction and does not constitute a recommendation to any Fredonia Shareholder as to how such Shareholder should vote at the Special Meeting.

         In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) Annual Reports to Shareholders of Fredonia for the years ended December 31, 1995 and December 31, 1996; (iii) quarterly FDIC Call reports for the quarters ended March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996 filed by FSB; (iv) certain other publicly available financial and other information concerning Fredonia; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Hoefer & Arnett believes relevant to its inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of Fredonia or a committee thereof in connection with this business combination with First United. Hoefer & Arnett held discussions with senior management of Fredonia and First United concerning its past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

         Hoefer & Arnett reviewed with senior management of Fredonia earnings projections for 1997 through 2001 for Fredonia as a stand-alone entity, assuming the Merger does not occur, prepared by Fredonia. Certain pro forma financial projections for the years 1997 through 2001 for the combined entity were derived by Hoefer & Arnett based partially upon the information discussed above, as well as Hoefer &Arnett's assessment of general economic, market and financial conditions.

         In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the managements of Fredonia and First United as to the reasonableness of the financial and operating forecasts, projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of the management of Fredonia. Hoefer & Arnett also assumed, without independent verification, that the aggregate allowances for loan losses for Fredonia are adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of Fredonia, not did it examine any individual loan credit files. For purposes of its opinion. Hoefer & Arnett assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and relied, as to legal matters, exclusively on counsel to Fredonia as to the accuracy of the disclosures set forth in the Agreement. Hoefer & Arnett's opinion is limited to the fairness, from a financial point of view, to the holders of the Common Stock of Fredonia of the terms of the proposed Merger with First United and does not address Fredonia's underlying business decision to proceed with the Merger.

         As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer & Arnett deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Fredonia, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Fredonia; (ii) the assets and liabilities of Fredonia, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. Hoefer & Arnett also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer & Arnett's opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its opinion and the information made available to it through that date.

         In connection with rendering its Fairness Opinion to Fredonia's Board of Directors, Hoefer & Arnett performed certain financial analyses, which are summarized below. Hoefer & Arnett believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying Hoefer & Arnett's Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and it is not necessarily susceptible to partial analysis or summary description. In its analyses Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Fredonia. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

         The financial forecasts and projections of Fredonia and First United prepared by Hoefer & Arnett were based on projections provided by the respective companies as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions. All such information was reviewed with the respective managements of Fredonia and First United. Fredonia and First United do not publicly disclose internal management financial forecasts and projections of the type provided to Hoefer & Arnett in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections prepared by Hoefer & Arnett were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

         In order to determine the fairness of the proposed offer by First United, Hoefer & Arnett utilized net asset value, market value and investment value approaches, as explained below.

         Net Asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given to the net asset value method of valuation.

         Market value is defined as the price, established on an "arm's-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets of comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price the equity and dividend yield of local or regional publicly-traded bank issues, adjusted for lack of marketability or liquidity.

         The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and equal or possibly greater weighting than the investment value. In analyzing the fair market value of Fredonia, Hoefer & Arnett has considered the market approach and has evaluated price to equity and price to earnings multiples of banking organizations that were sold in Texas during 1996 and 1997. This data was obtained from SNL Securities, L.P.

         Hoefer & Arnett calculated an "Adjusted Book Value" based on December 31, 1996 equity and the price to book value multiples paid for Texas banks in 1996 and 1997 at $92.79. Hoefer & Arnett calculated an "Adjusted Earnings Value" based on Fredonia's 1996 earnings and the price to earnings multiples paid for Texas banks in 1996 and 1997 at $107.70. The financial performance characteristics of the banking organizations sold in 1996 and 1997 vary, sometimes substantially from those of Fredonia. When the variance is significant for relevant performance factors, adjustment of the values computed using price multiples is appropriate when comparing them to the fair market value conclusion. These "Adjusted Book Value" and "Adjusted Earnings Value" approaches are utilized in supporting the fairness of the price to be offered for shares of Fredonia's Common Stock as provided for in the Agreement.

         Hoefer & Arnett analyzed the value of the aggregate consideration to be received in the transactions that were announced in 1996 and 1997 in relationship to the stated book value and earnings as compared to the value of the aggregate consideration to be received by holders of Fredonia's Common Stock.

         Investment value is sometimes referred to as the income value or the earnings value. The investment value is frequently defined as an estimate of the present value of future benefits. Another popular investment value method is to determine the level of the current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Using a net present value discount rate of 12%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the net present value of future earnings equaled $57.70.

         In order to analyze the reasonableness of the fair market value, the return on investment is calculated to determine the return that would accrue to a potential buyer at the fair market value. The return on investment assuming sale at the current Texas average multiple of book value in 2001 equaled 2.77%. Additionally, the fair market value to assets was calculated and compared to the average purchase price to assets for banking organizations sold in 1996 and 1997. Based on the proposed offer of $131.24 per share (based on the current market value of First United's stock of $38.75), the price to assets equaled 25.58%. Lastly, Hoefer & Arnett calculated the net present value to fair market value, as it has been recognized that there is a relationship between the net present value of a community banking organization and the fair market value of a majority block of the banking organization's stock. The net present value to fair market value ratio equaled 43.97%.

         Based upon input from senior management of First United and Fredonia, as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions, and all financial and other factors it deemed appropriate under the circumstances, Hoefer & Arnett prepared financial projections for First United and Fredonia on a stand alone basis. The projections were based on numerous variables and assumptions which are inherently uncertain, and accordingly, actual results could vary from those set forth in such projections.

         First United is projected to generate a return on average assets of 1.30% in the years 1997 through 2001. First United's assets are projected to increase by 5% in 1997 through 2001. Fredonia is projected to generate a return on average assets of 1.40% in 1997, 1.30% in 1998 and 1.25% in 1999 through 2001. Fredonia's assets are projected to increase by 1% in 1997 and 2% in 1998 through 2001.

         Proforma financial projections for the combined entity were derived by Hoefer & Arnett based upon the projections discussed above. Hoefer & Arnett analyzed the book value and earnings per share impact of the proposed transaction on Fredonia's Shareholders over the next five years. At an exchange ratio of 3.3868 shares of First United's Common Stock for each share of Fredonia's Common Stock, Fredonia Shareholders are projected to experience equity per share appreciation ranging from 17.63% to 19.84% in the years 1997 through 2001. On an earnings per share basis, Fredonia Shareholders are projected to incur appreciation ranging from 13.48% to 39.13% in the years 1997 through 2001.

         For services rendered in connection with the Merger, Fredonia has paid Hoefer & Arnett a fee of $17,000 and agreed to reimburse Hoefer & Arnett for all reasonable expenses incurred in connection with its services. Fredonia has also agreed to indemnify Hoefer & Arnett against certain liabilities relating to or arising out of its engagement, including liabilities under securities laws.


THE AGREEMENT

         The following description of certain features of the Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference and attached hereto as Annex I.

         Under the terms of the Agreement, Fredonia will be merged with and into First United of Texas, Inc. in exchange for the issuance by the Company of approximately 1,610,000 newly issued shares of First United Common Stock in exchange for all of the outstanding Common Stock of Fredonia and satisfaction of options to purchase Common Stock of Fredonia in the future.

         The Agreement provides that the Shareholders of Fredonia will receive total consideration consisting of one million six hundred thousand (1,600,000) shares of fully paid and nonassessable shares of First United Common Stock ("Purchase Price"). All of the issued and outstanding shares of Fredonia Common Stock, other than shares owned by dissenting Shareholders, shall be converted into the right to receive a pro rata portion of the Purchase Price based upon each Shareholder of Fredonia's pro rata ownership of the total number of issued and outstanding shares of Fredonia Common Stock at the Effective Time of the Merger. Fractional shares of First United Common Stock shall not be issued. Any Fredonia Shareholder or holder of options to purchase Fredonia Common Stock ("Options") entitled to receive a fractional share shall receive a cash payment in lieu thereof equal to the value of the fractional share based on the average sales price per share of First United Common Stock. The average sales price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date ("Pricing Average"). Each outstanding Option to purchase Fredonia Common Stock shall be converted into the right to receive First United Common Stock equal to the appreciated value of the said Option as of the Effective Time of the Merger as follows: The number of issued and outstanding shares of Fredonia Common Stock as of the Effective Time shall be divided into 1,600,000 to determine an option ratio. Said option ratio shall be multiplied by the number of shares subject to option to determine the interim shares. The interim shares shall be multiplied by the Pricing Average, the total option purchase price shall be subtracted from said amount and the result shall be divided by the Pricing Average to determine the number of shares of First United Common Stock to be issued to the optionholder. The intrinsic value of the Options is estimated to be $218,000.

         The Agreement can be terminated by Fredonia if the First United Common Stock Pricing Average is less than $32.00. In addition, either party may terminate the Agreement if the Merger is not closed on or before December 31, 1997 provided that the failure to close is not caused by a breach of the Agreement by the party seeking to terminate it.

         Fredonia has agreed, for the period prior to the consummation of the Merger, to operate its businesses only in the usual, regular and ordinary course. In addition, Fredonia will use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, except for ordinary wear and tear and to perform all obligations required under all material contracts, leases, and documents relating to or affecting their respective assets prior to the consummation of the Merger. Fredonia has further agreed that, prior to consummation of the Merger, it will not incur any material liabilities or obligations, except in the ordinary course of business, or take any action which would or is reasonably likely to adversely affect the ability of either First United or Fredonia to obtain any necessary approvals, adversely affect the ability of First United or Fredonia to perform their covenants and agreements under the Agreement, or result in any of the conditions to the Merger not being satisfied. Fredonia has further agreed that, unless after taking into account the written advice of counsel, the Fredonia Board concludes in good faith that the failure to do so would violate its fiduciary duties under applicable law, it shall not initiate, solicit or encourage any inquiry or proposal which constitutes a competing transaction.

         The Agreement requires that certain conditions occur or be waived prior to the closing date, including (a) approval by Fredonia Shareholders owning at least a majority of all outstanding shares of Fredonia Common Stock;
(b) approval by the appropriate federal and state bank regulatory authorities;
(c) receipt by Fredonia's Board of Directors of letters from Hoefer & Arnett dated the date of the mailing of the Proxy Statement to the Fredonia Shareholders and dated the date of the Special Meeting of Fredonia Shareholders confirming such financial advisor's prior opinion to the Board of Directors of Fredonia that the consideration to be paid in the Merger is fair to the Fredonia Shareholders from a financial point of view; (d) receipt by First United of an opinion from Arthur Andersen LLP that the Merger will qualify for pooling of interests treatment under the applicable accounting principles; (e) receipt by Fredonia of an opinion that for federal income tax purposes no gain or loss will be recognized by holders of Fredonia Common Stock upon their exchange for shares of First United Common Stock; (f) authorization for listing on NASDAQ-NMS of the shares of First United Common Stock to be received by Fredonia's Shareholders; and (g) satisfaction of other normal conditions to closing a merger transaction. It is also a condition to the Merger that First United have an effective registration statement on file with the Securities and Exchange Commission covering the issuance of shares to be exchanged pursuant to the Merger. Prior to the effective date of the Merger, any condition of the Agreement, except those required by law, may be waived by the party benefited by the condition.

         The Effective Time of the Merger will be the date the Articles of Merger are filed with the Arkansas Secretary of State and the Texas Secretary of State, or the date so stated in the Articles of Merger. The Agreement provides that a closing date will be set by mutual agreement to occur within a reasonable time following the date on which the last of all regulatory and other approvals necessary to consummate the Merger have been received and all necessary time periods imposed by regulatory authorities have elapsed.

SURRENDER OF CERTIFICATES

Promptly following the Effective Time, the Trust Department of First National Bank of El Dorado, El Dorado, Arkansas, acting in the capacity of exchange agent for First United, will mail to each holder of shares of Fredonia Common Stock a form of letter of transmittal, together with instructions for the exchange of each Fredonia Shareholder's stock certificates for certificates representing shares of First United acquired pursuant to the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Indemnification and Insurance. First United has agreed for a period of six years after the Effective Time to indemnify and hold harmless the present and former directors, officers, employees and agents of Fredonia and FSB against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted by Texas law and the respective Articles of Incorporation or Association and Bylaws of Fredonia and FSB. In the event that First United merges with another entity and is not the surviving entity, First United will provide that the successor to First United will assume the above described obligations.

Employee Benefits and Contracts. Following the Effective Time, First United will provide to officers of Fredonia or FSB who become employees of First United or its affiliates those benefits available to existing employees of First United and its affiliates under existing employee pension and welfare benefit plans. First United shall also cause Fredonia and FSB to honor on terms reasonably agreed upon by First United and Fredonia all employment, severance and consulting agreements in existence at the Effective Time and all provisions for vested benefits or other vested amounts earned through the Effective Time under Fredonia's benefit plans.

Acceleration of Vesting of Opinions. First United has agreed to a decision by Fredonia's Board to accelerate the vesting of options to purchase 1,531 shares of Fredonia Common Stock to Mr. Gordon Lewis in order to allow Mr. Lewis to exchange the shares of Fredonia Common Stock which he would have received upon exercise of those options for shares of First United Common Stock pursuant to the terms of the Agreement.

Employment Agreement. Mr. Lewis currently has an employment agreement with FSB which provides for a three year term and provides that Mr. Lewis will be paid certain amounts based on his base salary in the event of certain events which result in termination of his employment. At the request of First United, Mr. Lewis has agreed to modify his employment agreement to provide for a two year term rather than a three year term.

REGULATORY APPROVALS

         The Merger is subject to prior approval by the appropriate banking regulatory authorities. An application has been filed for approval of the Merger with the Board of Governors of the Federal Reserve System ("Board") for First United to acquire Fredonia. In conjunction with the Board application, the Merger is also subject to review by the Department of Justice as to its competitive effects. An application has also been filed with the Texas Banking Commissioner ("TBC") for approval of the Merger. The applications made to the Board and TBC have been given preliminary approval.

ANTITRUST MATTERS

         The Department of Justice has fifteen (15) calendar days after approval by the Board in which to challenge the proposed Merger on anti-trust considerations. The approval letter or Order from the Board, therefore will provide that the Merger may not be consummated until fifteen (15) calendar days after the effective date of such letter or Order. The letter or Order will also provide that the transaction must be consummated no later than ninety (90) calendar days from that effective date unless the period is extended for good cause by the Board upon request by First United.

FEDERAL INCOME TAX CONSEQUENCES

THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. FREDONIA SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM

OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME OR OTHER TAX LAWS.

Set forth below is a summary of the opinion provided by Bracewell & Patterson, L.L.P. concerning certain federal income tax consequences to holders of Fredonia Common Stock who dispose of their Fredonia Common Stock in the Merger. This discussion is primarily based on the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder.

The following discussion is limited to the material federal income tax aspects of the Merger to a holder of Fredonia Common Stock who is a citizen or resident of the United States and who, on the date of disposition of his shares of Fredonia Common Stock, holds such shares as a capital asset. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, "S" corporations, limited liability corporations, foreign corporations, and taxpayers subject to alternative minimum tax. Further, this discussion does not consider the state, local, or foreign tax consequences of the Merger to a holder of Fredonia Common Stock.

Fredonia has been advised by its special counsel, Bracewell & Patterson, L.L.P., that based on the Code, judicial decisions, and certain factual assumptions, the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code. The following is a summary of the federal income tax consequences set forth in the form of proposed legal opinion to be delivered by Bracewell & Patterson, L.L.P., a copy of which is included as an exhibit to the Registration Statement filed by First United. In rendering this opinion, Bracewell & Patterson, L.L.P. has assumed, among other matters, that no Shareholder of Fredonia receiving First United Common Stock in the Merger has the intention, at the time of the Merger, of disposing of any First United Common Stock received or requesting registration of any shares except as permitted under the Agreement or the agreement executed by the affiliates of Fredonia in favor of First United. See "Resale of First United Common Stock."

The Merger should qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and, as such, will result in the following federal income tax consequences to holders of Fredonia Common Stock:

     1. No gain or loss will be realized by holders of Fredonia Common Stock to the extent their shares of Fredonia Common Stock are converted into shares of First United Common Stock pursuant to the terms of the Merger.

     2. The basis of First United Common Stock received by each Fredonia Shareholder in the Merger will be the same as the basis of the Fredonia Common Stock surrendered and exchanged therefor, decreased by the amount of cash received and increased by the amount of gain realized by the Shareholder under the exchange.

     3. The holding period of First United Common Stock received by each Fredonia Shareholder will include the period during which Fredonia Common Stock surrendered therefor was held, provided the Fredonia Common Stock is a capital asset in the hands of the Fredonia Shareholder on the date of the exchange. The payment of cash in lieu of fractional shares of First United Common Stock will be treated as a sale or exchange of such fractional shares eligible for capital gains treatment.

     4. Dissenting Shareholders whose shares of Fredonia Common Stock are disposed of pursuant to the exercise of appraisal rights will realize gain or loss equal to the difference between the amount of cash received from the exercise of such dissenters rights and such Dissenting Shareholder's aggregate adjusted tax basis in the stock exchanged.

     5.  Unless an exemption applies, under the backup withholding rules of
         Section 3406 of the Code, an exchange agent shall be required to withhold, and will withhold, 31% of all cash payments to which a Fredonia Shareholder is entitled pursuant to the Merger (unless such Shareholder provides his taxpayer identification number -- social security number in the case of an individual, or Employer

         Identification Number in other cases) and certifies that such number is correct. Each Fredonia Shareholder should complete and sign Treasury Form W-9 included as part of the letter of transmittal (to be provided after the Merger becomes effective) so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is provided in a manner satisfactory to the exchange agent in connection with the Merger.

Neither the foregoing discussion nor the opinion of Bracewell & Patterson, L.L.P. to Fredonia is binding on the Internal Revenue Service ("IRS") or the courts. AS SUCH, THE FOREGOING PRESENTS ONLY A GENERAL DESCRIPTION OF CERTAIN OF THE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF FREDONIA COMMON STOCK OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO ALL TAX CONSEQUENCES STEMMING FROM THE MERGER THAT MAY AFFECT THE SHAREHOLDERS.


ACCOUNTING TREATMENT

         First United intends to treat the Merger as a pooling of interests for accounting purposes. Consequently, in accordance with generally accepted accounting principles, First United anticipates that it will restate its 1997 consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of Fredonia as reflected in its consolidated financial statements, subject to appropriate adjustments, if any, to conform accounting principles of the two companies.


RIGHT OF DISSENT UNDER THE TBCA

Holders of shares of Fredonia Common Stock have a statutory right to dissent from the Merger by following the specific procedures set forth below. If the Merger is approved and consummated, holders of shares of Fredonia Common Stock who properly perfect their dissenters' rights will be entitled to receive an amount of cash equal to the fair value of their shares of Fredonia Common Stock rather than being required to accept the consideration therefor provided in the Agreement. The following summary is not a complete statement of the statutory dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to the applicable provisions of the Texas Business Corporation Act ("TBCA"), which are reproduced in full at Annex II hereto. A SHAREHOLDER MUST FOLLOW THE EXACT PROCEDURE REQUIRED BY THE TBCA IN ORDER TO PROPERLY EXERCISE HIS DISSENTER'S RIGHTS OF APPRAISAL AND AVOID WAIVER OF THOSE RIGHTS.

         Holders of shares of Fredonia Common Stock who desire to dissent from the Merger must file a written objection to the Merger with the Secretary of Fredonia, Mr. J. R. Honea, 2400 North Street, Nacogdoches, Texas 75963, prior to the Meeting at which a vote on the Merger shall be taken. The written notice must state that the Shareholder will exercise his right to dissent if the Merger is consummated and give the Shareholder's address to which notice of effectiveness of the Merger shall be sent. A vote against the Merger is not sufficient to perfect a Shareholder's statutory right to dissent from the Merger. If the Merger is consummated, each Shareholder who sent notice to Fredonia as described above and who did not vote in favor of the Merger will be deemed to have dissented from the Merger ("Dissenting Shareholder"). Failure to vote against the Merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the Merger will constitute such a waiver.

         First United will be liable for any payments to Dissenting Shareholders and shall, within ten (10) days of the Effective Date, notify the Dissenting Shareholders in writing that the Merger has been effected. Each Dissenting Shareholder so notified must, within ten (10) days of the delivery or mailing of such notice, make a written demand on First United at Main and Washington Streets, El Dorado, Arkansas 71730, Attention: John E. Burns, Vice President and Chief Financial Officer,for payment of the fair value of the Dissenting Shareholder's shares of Fredonia Common Stock as estimated by the Dissenting Shareholder. Failure to follow this procedure will constitute a waiver of his dissenter's rights of appraisal by such Dissenting Shareholder. The demand shall state the number of shares of Fredonia Common Stock owned by the Dissenting Shareholder and the fair value of the shares as estimated by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting Shareholders who fail to make a written demand within the ten (10) day period will be bound by the Merger and lose their rights to dissent. Within twenty (20) days after making a demand, the Dissenting Shareholder must submit certificates representing his shares of Fredonia Common Stock to First United for notation thereon that such demand has been made. Dissenting Shareholders who have made a demand for payment of their shares shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for their shares pursuant to the provisions of the TBCA and the right to maintain an appropriate action to obtain relief on the basis of fraud.

         Within twenty (20) days after receipt of a Dissenting Shareholder's demand letter as described above, First United shall deliver or mail to the Dissenting Shareholder written notice (i) stating that First United accepts the amount claimed in the demand letter and agrees to pay that amount, within ninety (90) days after the Effective Date, upon surrender of the relevant certificates of Fredonia Common Stock duly endorsed by the Dissenting Shareholder, or (ii) containing the First United's written estimate of the fair value of the shares of Fredonia Common Stock together with an offer to pay such amount within ninety (90) days after the Effective Date if First United receives notice, within sixty (60) days after the Effective Date, stating that the Dissenting Shareholder agrees to accept that amount and upon surrender of the relevant certificates of Fredonia Common Stock duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in First United or Fredonia following payment of the agreed value.

         If the Dissenting Shareholder and First United cannot agree on the fair value of the shares within sixty (60) days after the Effective Date, the Dissenting Shareholder or First United may, within sixty (60) days of the expiration of the initial sixty (60) day period, file a petition ("Petition") in any court of competent jurisdiction in Nacogdoches County, Texas, requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. Each Dissenting Shareholder is not required to file a separate Petition. If one Dissenting Shareholder files a Petition, First United must file, with the clerk of the court in which the Petition was filed, a list containing the names and addresses of the Dissenting Shareholders with whom agreements as to the value of their shares have not been reached. The court will give notice of the time and place of the hearing on the Petition to the Dissenting Shareholders named on the list. Dissenting Shareholders so notified by the court will be bound by the final judgment of the court regarding fair value of the shares. If no petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with First United on the value of their shares shall be bound by the Merger and lose their right to dissent.

         After a hearing concerning the petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of Fredonia Common Stock in question. The appraisers shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Fredonia Common Stock, which judgment shall be binding on First United and on all Dissenting Shareholders receiving notice of the hearing. The court shall direct First United to pay such amount, together with interest thereon, beginning 91 days after the Effective Date of the Merger to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to First United of certificates representing shares of Fredonia Common Stock duly endorsed by the Dissenting Shareholder. Upon payment of the judgment, the Dissenting Shareholders shall cease to have any interest in First United.

         Any Dissenting Shareholder who has made a written demand on First United for payment of the value of his Fredonia Common Stock may withdraw such demand at any time before payment for his shares has been made or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the Merger and his status as a former shareholder of Fredonia shall be restored without prejudice to any corporate proceedings, dividends, or distributions which may have occurred during the interim.

         In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right of appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the Merger.

EXCHANGE RATIO FOR THE MERGER

         The Agreement among First United, FTI and Fredonia provides that the Shareholders of Fredonia will receive total consideration consisting of one million six hundred thousand (1,600,000) shares of fully paid and nonassessable shares of First United Common Stock, $1.00 par value ("Purchase Price"). All of the issued and outstanding shares of Fredonia Common Stock, other than shares owned by dissenting Shareholders, shall be converted into the right to receive a pro rata portion of the Purchase Price based upon each Shareholder of Fredonia's pro rata ownership of the total number of issued and outstanding shares of Fredonia Common Stock at the Effective Time of the Merger. Fractional shares of First United Common Stock shall not be issued. Any Fredonia Shareholder or holder of options to purchase Fredonia Common Stock ("Options") entitled to receive a fractional share shall receive a cash payment in lieu thereof equal to the value of the fractional share based on the average sales price per share of First United Common Stock. The average sales price of First United Common Stock is defined as the average sales price per share for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date ("Pricing Average"). Each outstanding Option to purchase Fredonia Common Stock shall be converted into the right to receive First United Common Stock equal to the appreciated value of the said Option as of the effective time of the Merger as follows: The number of issued and outstanding shares of Fredonia Common Stock as of the effective time shall be divided into 1,600,000 to determine an option ratio. Said option ratio shall be multiplied by the number of shares subject to option to determine the interim shares. The interim shares shall be multiplied by the Pricing Average, the total option purchase price shall be subtracted from said amount and the result shall be divided by the Pricing Average to determine the number of shares of First United Common Stock to be issued to the optionholder. Based on the 1,600,000 shares of First United Common Stock to be exchanged (an exchange ratio of 3.387 to 1), the following table illustrates a range of aggregate and per share values received in exchange for Fredonia Common Stock based on a range of average sales prices for First United Common Stock. As set forth below, Fredonia Shareholders will receive shares of First United Common Stock having a minimum value of $32.00 in exchange for each share of Fredonia Common Stock. THIS TABLE IS FOR ILLUSTRATION PURPOSES ONLY AND SHOULD NOT BE RELIED UPON AS THE ACTUAL AMOUNT OF SHARES TO BE ISSUED, THE ACTUAL AVERAGE SALES PRICE, THE ACTUAL EXCHANGE RATIO, OR THE ACTUAL AMOUNT OF CONSIDERATION TO BE EXCHANGED.

                 Calculation of Values of Fredonia Common Stock

First United Average Sales Price            $     32.00    $     37.00    $     42.00
First United Common  Stock Issued (1)         1,600,000      1,600,000      1,600,000
Total Purchase Price (1)                     51,200,000     59,600,000     67,200,000
Value Received per Share of Fredonia (1)         108.40         125.33         142.27


(1) The First United Common Stock issued excludes the number of shares of First United Common Stock that may be issued in such amount as is equal to the intrinsic value of any unexercised Fredonia stock options at the time of the Merger. First United estimates the intrinsic value of such Fredonia stock options to approximate $218,000.


EXPENSES OF THE MERGER

         First United and Fredonia will each bear their own expenses incident to preparing for entering into and carrying out the Agreement and the consummation of the Merger, except that First United will pay all expenses incident to the preparation of this Proxy Statement and its printing and distribution and for the filing of necessary applications for approval of the Merger with the Board and TBC.


                             FINANCIAL INFORMATION

         The following unaudited Pro Forma Combining Balance Sheet as of March 31, 1997, and unaudited Pro Forma Combining Income Statements for the three months ended March 31, 1997 and 1996 and for the years ended

December 31, 1996, 1995, and 1994 illustrate the effect of the proposed Merger as if the Merger had occurred at the beginning of the earliest period presented.

         These Pro Forma Combining Financial Statements should be read in conjunction with the historical financial statements of First United which are incorporated by reference herein and of Fredonia which are included herein.

         The Pro Forma Combining Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate actual results which may be attained in the future.


                                                                       PRO FORMA COMBINING BALANCE SHEET

                                                                               As of March 31, 1997
                                                         --------------------------------------------------------------
                                                                                           Pro Forma        Pro Forma
                                                         First United       Fredonia      Adjustments(1)     Combined
                                                         --------------   ------------  -------------------------------
                                                                                        (in thousands)
ASSETS

    Cash and due from banks                              $    73,053       $  11,968       $   --         $    85,021
    Short-term investments                                    58,085          10,509           --              68,594
    Securities available-for-sale                            429,401          39,036           --             468,437
    Investment securities                                    219,390          52,656           --             272,046
    Net loans                                                717,063         127,580           --             844,643
    Premises and equipment                                    29,530           3,133           --              32,663
    Goodwill                                                  10,969             486           --              11,455
    Other real estate owned                                      412             539           --                 951
    Other assets                                              22,141           3,509           --              25,650
                                                         -----------       ---------       --------       -----------
         TOTAL ASSETS                                    $ 1,560,044       $ 249,416       $   --         $ 1,809,460
                                                         ===========       =========       ========       ===========

LIABILITIES

    Total deposits                                       $ 1,315,402       $ 223,080       $   --         $ 1,538,482
    Federal funds purchased and securities
       sold under agreements to repurchase                    57,007            --             --              57,007
    Other liabilities                                         14,169           2,764           --              16,933
    Notes payable                                             22,414            --             --              22,414
                                                         -----------       ---------       --------       -----------
         TOTAL LIABILITIES                                 1,408,992         225,844           --           1,634,836
                                                         -----------       ---------       --------       -----------

CAPITAL ACCOUNTS

    Preferred stock                                             --              --             --                --
    Common stock                                               8,246           4,992         (4,992)(2)         9,846
                                                                                              1,600 (2)
    Surplus                                                   13,297           6,222         (6,222)(2)        21,971
                                                                                              8,674 (2)
    Undivided profits                                        131,104          13,589           --             144,693
    Less:  Treasury stock                                       --              (940)           940 (2)          --
    Unrealized gains (losses) of securities
         available-for-sale                                   (1,595)           (291)          --              (1,886)
                                                         -----------       ---------       --------       -----------
         TOTAL CAPITAL ACCOUNTS                              151,052          23,572           --             174,624
                                                         -----------       ---------       --------       -----------
         TOTAL LIABILITIES and CAPITAL ACCOUNTS          $ 1,560,044       $ 249,416       $   --         $ 1,809,460
                                                         -----------       ---------       --------       -----------


                      PRO FORMA COMBINING INCOME STATEMENT


                                                           For the three months ended
                                                                 March 31, 1997
                                                    (in thousands, except for per share data)
                                                    ----------------------------------------

                                                    First United      Fredonia        Total
                                                    ------------      --------      --------

Interest income                                     $     27,418      $ 4,342       $ 31,760
Interest expense                                          12,839        1,909         14,748
                                                    ------------      -------       --------
Net interest income                                       14,579        2,433         17,012
Provision for loan losses                                    359           30            389
                                                    ------------      -------       --------
Net interest income after provision for loan
losses                                                    14,220        2,403         16,623
                                                    ------------      -------       --------

Other income

     Service charges on deposit accounts                   1,198          410          1,608
     Trust department income                                 689         --              689
     Security gains                                           12         --               12
     Other operating income                                  885          136          1,021
                                                    ------------      -------       --------
          Total other income                               2,784          546          3,330
                                                    ------------      -------       --------

Other expense

     Salaries                                              4,207          767          4,974
     Pension and other employee benefits                   1,419          163          1,582
     Net occupancy expense                                   886          109            995
     Equipment expense                                       624           42            666
     Data processing expense                                 709           21            730
     Other operating expenses                              2,558          467          3,025
                                                    ------------      -------       --------
          Total other expense                             10,403        1,569         11,972
                                                    ------------      -------       --------

Income before income taxes                                 6,601        1,380          7,981

Income tax expense                                         1,777          426          2,203
                                                    ------------      -------       --------
Income from continuing operations                   $      4,824      $   954       $  5,778
                                                    ============      =======       ========
Earnings per share                                  $       0.59      $  2.02       $   0.59
                                                    ============      =======       ========
Weighted average shares outstanding                        8,246          472          9,846
                                                    ============      =======       ========


                      PRO FORMA COMBINING INCOME STATEMENT



                                                                For the three months ended
                                                                      March 31, 1996
                                                       (in thousands, except for per share data)
                                                     --------------------------------------------

                                                     First United       Fredonia           Total
                                                     ------------       --------         --------

Interest income                                      $     26,109       $  4,222         $ 30,331
Interest expense                                           12,460          1,904           14,364
                                                     ------------       --------         --------
Net interest income                                        13,649          2,318           15,967
Provision for Loan Losses                                      93           (750)            (657)
                                                     ------------       --------         --------
Net interest income after provision for loan
losses                                                     13,556          3,068           16,624
                                                     ------------       --------         --------

Other income

     Service charges on deposit accounts                    1,212            397            1,609
     Trust department income                                  443           --                443
     Security gains (losses)                                   59           --                 59
     Other operating income                                   888            132            1,020
                                                     ------------       --------         --------
          Total other income                                2,602            529            3,131
                                                     ------------       --------         --------

Other expense

     Salaries                                               3,818            681            4,499
     Pension and other employee benefits                    1,252            162            1,414
     Net occupancy expense                                    835            128              963
     Equipment expense                                        607             51              658
     Data processing expense                                  450              2              452
     Other operating expenses                               2,419            510            2,929
                                                     ------------       --------         --------
          Total other expense                               9,381          1,534           10,915
                                                     ------------       --------         --------

Income before income taxes                                  6,777          2,063            8,840
Income tax expense                                          2,030            641            2,671
                                                     ------------       --------         --------
Income from continuing operations                    $      4,747       $  1,422         $  6,169
                                                     ============       ========         ========
Earnings per share                                   $       0.58       $   3.01         $   0.63
                                                     ============       ========         ========
Weighted average shares outstanding                         8,246            472            9,846
                                                     ============       ========         ========


                      PRO FORMA COMBINING INCOME STATEMENT


                                                                 For the year ended
                                                                  December 31, 1996
                                                      (in thousands, except for per share data)
                                                     -------------------------------------------

                                                     First United       Fredonia         Total
                                                     ------------      ---------       ---------

Interest income                                      $    108,027      $  15,920       $ 123,947
Interest expense                                           50,770          7,595          58,365
                                                     ------------      ---------       ---------
Net interest income                                        57,257          8,325          65,582
Provision for loan losses                                   1,475           (750)            725
                                                     ------------      ---------       ---------
Net interest income after provision for loan
losses                                                     55,782          9,075          64,857
                                                     ------------      ---------       ---------

Other income

     Service charges on deposit accounts                    4,953          1,656           6,609
     Trust department income                                2,180           --             2,180
     Security gains (losses)                                  122           --               122
     Other operating income                                 3,037            328           3,365
                                                     ------------      ---------       ---------
          Total other income                               10,292          1,984          12,276
                                                     ------------      ---------       ---------

Other expense

     Salaries                                              15,595          1,910          17,505
     Pension and other employee benefits                    5,022            657           5,679
     Net occupancy expense                                  3,670            492           4,162
     Equipment expense                                      2,480            204           2,684
     Data processing expense                                1,934             44           1,978
     Other operating expenses                              11,781          1,882          13,663
                                                     ------------      ---------       ---------
          Total other expense                              40,482          5,189          45,671
                                                     ------------      ---------       ---------
Income before income taxes                                 25,592          5,870          31,462
Income tax expense                                          7,333          1,757           9,090
                                                     ------------      ---------       ---------
Income from continuing operations                    $     18,259      $   4,113       $  22,372
                                                     ============      =========       =========
Earnings per share                                   $       2.21      $    8.71       $    2.27
                                                     ============      =========       =========
Weighted average shares outstanding                         8,246            472           9,846
                                                     ============      =========       =========


                      PRO FORMA COMBINING INCOME STATEMENT


                                                                   For the year ended
                                                                    December 31, 1995
                                                       (in thousands, except for per share data)
                                                     ---------------------------------------------

                                                     First United        Fredonia          Total
                                                     ------------        --------       ----------

Interest income                                      $     92,735        $ 15,344       $  108,079
Interest expense                                           43,250           7,319           50,569
                                                     ------------        --------       ----------
Net interest income                                        49,485           8,025           57,510
Provision for loan losses                                     574            --                574
                                                     ------------        --------       ----------
Net interest income after provision for loan
losses                                                     48,911           8,025           56,936
                                                     ------------        --------       ----------

Other income

     Service charges on deposit accounts                    4,227           1,649            5,876
     Trust department income                                1,799            --              1,799
     Security gains (losses)                                 (108)           (247)            (355)
     Other operating income                                 1,887             424            2,311
                                                     ------------        --------       ----------
          Total other income                                7,805           1,826            9,631
                                                     ------------        --------       ----------

Other expense

     Salaries                                              13,288           1,762           15,050
     Pension and other employee benefits                    4,209             710            4,919
     Net occupancy expense                                  2,924             426            3,350
     Equipment expense                                      1,766             187            1,953
     Data processing expense                                1,705              10            1,715
     Other operating expenses                              10,752           2,041           12,793
                                                     ------------        --------       ----------
          Total other expense                              34,644           5,136           39,780
                                                     ------------        --------       ----------

Income before income taxes                                 22,072           4,715           26,787
Income tax expense                                          6,868           1,365            8,233
                                                     ------------        --------       ----------
Income from continuing operations                    $     15,204        $  3,350       $   18,554
                                                     ============        ========       ==========
Earnings per share                                   $       1.96        $   6.83       $     1.99
                                                     ============        ========       ==========
Weighted average shares outstanding                         7,738             491            9,338
                                                     ============        ========       ==========


                      PRO FORMA COMBINING INCOME STATEMENT


                                                                  For the year ended
                                                                  December 31, 1994
                                                    (in thousands, except for per share data)
                                                    ------------------------------------------

                                                    First United      Fredonia         Total
                                                    ------------     ----------     ----------

Interest income                                     $     73,214     $   13,400     $   86,614
Interest expense                                          30,253          5,883         36,136
                                                    ------------     ----------     ----------
Net interest income                                       42,961          7,517         50,478
Provision for loan losses                                    334           --              334
                                                    ------------     ----------     ----------
Net interest income after provision for loan
losses                                                    42,627          7,517         50,144
                                                    ------------     ----------     ----------

Other income

     Service charges on deposit accounts                   3,229          1,432          4,661
     Trust department income                               1,379           --            1,379
     Security gains (losses)                                   9             (4)             5
     Other operating income                                1,530            285          1,815
                                                    ------------     ----------     ----------
          Total other income                               6,147          1,713          7,860
                                                    ------------     ----------     ----------

Other expense

     Salaries                                             11,071          2,197         13,268
     Pension and other employee benefits                   3,644            627          4,271
     Net occupancy expense                                 2,435            388          2,823
     Equipment expense                                     1,318            186          1,504
     Data processing expense                               1,511             15          1,526
     Other operating expenses                              8,818          2,064         10,882
                                                    ------------     ----------     ----------
          Total other expense                             28,797          5,477         34,274
                                                    ------------     ----------     ----------

Income before income taxes                                19,977          3,753         23,730
Income tax expense                                         5,969          1,050          7,019
                                                    ------------     ----------     ----------
Income from continuing operations                   $     14,008     $    2,703     $   16,711
                                                    ============     ==========     ==========
Earnings per share                                  $       1.81     $     5.43     $     1.79
                                                    ============     ==========     ==========
Weighted average shares outstanding                       7,738            497          9,338
                                                    ============     ==========     ==========


NOTES TO PRO FORMA COMBINING FINANCIAL STATEMENTS

(1) The adjustments to the Pro Forma Combining Financial Statements do not include direct expenses related to the Merger, which will be recorded at the time of the Merger. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results of financial position.

(2) The First United Common Stock issued excludes the number of shares of First United Common Stock that may be issued in such amount as is equal to the intrinsic value of any unexercised Fredonia stock options at the time of the Merger. First United estimates the intrinsic value of such Fredonia stock options to approximate $218,000.

(3) Pro forma per share data are based on the number of shares of First United Common Stock that would have been outstanding had the Merger occurred at the beginning of the earliest period presented.

                         FIRST UNITED BANCSHARES, INC.

GENERAL

         First United is a multi-bank holding company incorporated in 1980 for the purpose of holding all of the outstanding stock of The First National Bank of El Dorado, El Dorado, Arkansas. Between 1981 and 1996, First United acquired nine other banks in different cities within Arkansas and Texas. The banks acquired were the First National Bank of Magnolia, Magnolia, Arkansas; Merchants and Planters Bank, N.A. of Camden, Camden, Arkansas; City National Bank of Fort Smith, Fort Smith, Arkansas; Commercial Bank at Alma, Alma, Arkansas; The Bank of North Arkansas, Melbourne, Arkansas; First United Bank, Stuttgart, Arkansas; FirstBank, Texarkana, Texas; Citizens Bank & Trust, Carlisle, Arkansas; Hazen First State Bank, Hazen, Arkansas; and First Bank of Arkansas, Brinkley, Arkansas. On May 16, 1997, the Carlisle, Hazen and Brinkley banks were merged with and into First United Bank. Each of the banks are wholly-owned by First United, and, furthermore, are banks organized under the laws of the United States, Arkansas or Texas and are regulated by the Office of the Comptroller of the Currency, the Federal Reserve Board, the Arkansas Bank Department or the Texas Department of Banking. As of March 31, 1997, First United, on a consolidated basis, had a total of $730,726,000 of loans outstanding, an allowance for loan losses of $11,481,000, total deposits of $1,315,402,000 and total stockholders' equity of $151,052,000. In 1996 First United Trust Company was chartered as a wholly-owned subsidiary of First United to handle and expand trust business formerly done by First United's subsidiary banks.

         The banks offer customary services of banks of similar size and similar markets, including interest-bearing and non-interest-bearing deposit accounts, commercial, real estate and personal loans, trust services, correspondent banking services and safe deposit box activities.

         The banking business is highly competitive. The Subsidiary Banks of First United compete actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.


PENDING ACQUISITIONS

         City Bank & Trust of Shreveport. On June 18, 1997 First United entered into an Agreement and Plan of Reorganization to acquire for shares of First United's Common Stock all of the issued and outstanding shares of City Bank & Trust of Shreveport, a commercial bank headquartered in Shreveport, Louisiana ("City Bank"). At March 31, 1997 City Bank had total assets of approximately $61 million and shareholders' equity of approximately $6.6 million. Upon consummation of the transaction City Bank would become a wholly-owned subsidiary of First United. The total number of shares of First United Common Stock to be issued in the transaction would be 425,000 shares, which represents less than five percent of the total number of shares of First United outstanding as of the date hereof. The City Bank acquisition, which is subject to shareholder and regulatory approvals, is expected to be completed in the fourth quarter of 1997 or the first quarter of 1998. There can be no assurance that the transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the City Bank acquisition.

         Citizens National Bancshares, Inc. On June 12, 1997 First United announced that it had signed a letter of intent with Citizen's National Bancshares, Inc., a bank holding company headquartered in Hope, Arkansas ("Citizens") that calls for First United to acquire for shares of First United's Common Stock all of the issued and outstanding shares of Citizens and its two wholly-owned bank subsidiaries, Citizens National Bank of Hope, Hope, Arkansas ("CNB"), and Peoples Bank & Loan Company, Lewisville, Arkansas ("Peoples"). At March 31, 1997 Citizens had consolidated assets of approximately $263 million and shareholders' equity of approximately $26.3 million. Upon consummation of the transaction CNB and Peoples would become wholly-owned subsidiaries of First United. The total number of shares of First United Common Stock to be issued in the transaction would be 1,570,000shares, which represents less than 19.04 percent of the total number of shares of First United outstanding as of the date hereof. The Citizens acquisition, which is subject to the parties entering into a definitive agreement and to shareholder and regulatory approvals, is expected to be completed in the first quarter of 1998. There can be no assurance that the transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the Citizens acquisition.

REGULATION

         First United is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), and as such, is subject to regulation and examination by the Federal Reserve Board and is required to file with the Federal Reserve Board annual reports and other information regarding the business operations of itself and its subsidiaries. The Act provides that a bank holding company may be required to obtain Federal Reserve Board approval for the acquisition of more than 5% of the voting securities of substantially all of the assets of any bank or bank holding company, unless it already owns a majority of the voting securities of such bank or bank holding company. The Act prohibits First United from engaging in any business other than banking or bank-related activities specifically allowed by the Federal Reserve Board. The Act also prohibits First United and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease of sale of property or the provision of any services.

         As a registered bank holding company, First United is subject to the Federal Reserve Board's position that a bank holding company should serve as a "source of strength" for its bank subsidiaries. In an early appreciation of the doctrine the Federal Reserve Board announced that failure to assist a troubled bank subsidiary when its holding company was in a position to do so was an unsafe and unsound practice and the Federal Reserve Board claimed the authority to order a bank holding company to capitalize its subsidiary banks.

         In 1991, Congress modified the source of strength doctrine by creating a system of prompt corrective actions under which the federal banking agencies are required to take certain actions to resolve the problems of depository institutions based on their level of capitalization. In a bank holding company organization, an undercapitalized insured depository institution must submit a capital restoration plan to the appropriate agency which may not accept the plan unless the company controlling the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of four consecutive calendar quarters. The aggregate liability to the guaranteeing companies is the lesser of an amount equal to 5 percent of the institution's total assets at the time the institution became undercapitalized, or the amount which is necessary to bring the institution into compliance with applicable capital standards.

         For a significantly undercapitalized institution, the appropriate agency must prohibit a bank holding company from making any capital distribution without prior Federal Reserve Board approval. The agency also may require a bank holding company to divest or liquidate the institution.

         First United and its subsidiaries are subject to various federal banking laws including the Financial Institutions, Reform, Recovery and Enforcement Act of 1989 ("FIRREA") which, among other things, made substantive changes to the deposit insurance system. As a part of the reorganization of the deposit insurance funds, the deposit premiums for insurance of Bank Insurance Fund members were significantly increased. FIRREA also authorized bank holding companies to acquire savings and thrift institutions without tandem operation restrictions. Furthermore, FIRREA expanded the authority of regulatory agencies to assess severe penalties ranging from $5,000 per day to $1,000,000 per day, on persons or institutions that the agency finds in violation of a broad range of activities.

         First United and its subsidiaries are also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, which provided for industry-wide standards in such areas as real estate lending, further restrictions on brokered deposits and insider lending, establishment of a risk-based deposit insurance system, enhanced examinations and audits of banking institutions, the adoption of a Truth-in-Savings Act, various merger-and-acquisitions related provisions, and the implementation of legislation on foreign bank operations in the United States.

         The provisions of the Community Reinvestment Act of 1977, as amended, are applicable to the subsidiary of First United. Federal Regulators are required to consider performance under the Community Reinvestment Act before approving an application to establish a branch or acquire another financial institution. The Federal Reserve Board has promulgated regulations governing compliance with the Community Reinvestment Act in Regulation BB. Recent regulatory and statutory developments show that compliance with the Community Reinvestment Act is subject to strict scrutiny and is often grounds for denial of an application to federal regulators. First United's subsidiary banks are all rated "satisfactory" for CRA purposes.

         On January 19, 1989, the Federal Reserve Board issued final guidelines to implement risk-based capital requirements for bank holding companies. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The guidelines provided for phasing in risk-basked capital standards through the end of 1992, at which time the standards became fully effective. The Company's year end 1996 Tier 1 ratio of 16.36% and Total capital ratio of 9.75% exceeds the current minimum regulatory requirements of 4.00% and 6.00% respectively.

         The table below illustrates all of the capital requirements applicable to First United and its subsidiaries.


                  REGULATORY COMPARISON OF CAPITAL RATIOS (1)


                                                                                        REGULATORY
MARCH 31, 1997                                                           FIRST UNITED  REQUIREMENTS
--------------                                                           ------------  ------------

Total Capital/Total Assets ......................................           10.43%        6.00%

Primary Capital/Total Assets ....................................           10.43%        5.50%

Total Risk-Based Capital ........................................           18.06%        8.00%

Tier 1 Capital ..................................................           16.81%        4.00%

Leverage Ratio ..................................................            9.15%        3.00%


(1)  Excludes unrealized gains and losses on securities available-for-sale.

         First United's Subsidiary Banks are subject to a variety of regulations concerning the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching, restrictions on the nature and amounts of loans and investments that can be made and limits on daylight overdrafts

         The Subsidiary Banks are limited in the amount of dividends they may declare. Prior approval must be obtained from the appropriate regulatory authorities before dividends can be paid by the Subsidiary Banks to First United if the amount of adjusted capital, surplus and retained earnings is below defined regulatory limits. As of December 31, 1996 First United's Subsidiary Banks had available for payment of dividends without regulatory approval, approximately $6,520,000 of undistributed earnings plus the net income earned in 1997. The Subsidiary Banks are also restricted from extending credit or making loans to or investments in First United and certain other affiliates as defined in the Act. Furthermore, loans and extensions of credit are subject to certain other collateral requirements.


OFFICES

         First United's executive offices are located in the offices of First National Bank of El Dorado at Main and Washington Streets, El Dorado, Arkansas 71730.


EMPLOYEES

         As of December 31, 1996, First United and its Subsidiary Banks had approximately 639 full-time equivalent employees.


DESCRIPTION OF FIRST UNITED COMMON STOCK

         The following summary of the terms of First United Common Stock does not purport to be complete and is qualified in its entirety by reference to the 1987 Act and First United's Amended and Restated Articles of Incorporation. First United's Amended and Restated Articles of Incorporation authorizes the issuance of 24,000,000 shares of Common

Stock, $1.00 par value. As of May 31, 1997 there were 8,246,209 fully paid and non-assessable shares of First United Common Stock issued and outstanding.

         Each share of First United Common Stock is entitled to one vote on all matters to be voted on by stockholders, including the right to cumulate votes for the election of the Board of Directors, and to dividends when and if declared from time to time by the Board of Directors. There is no right of preemption associated with the First United Common Stock. Upon liquidation, each share would be entitled to share pro rata in all of the assets of First United available for distribution to the holders of Common Stock. The transfer agent for First United Common Stock is First National Bank of El Dorado, El Dorado, Arkansas. First United Common Stock is traded on NASDAQ-NMS over-the-counter under the symbol of "UNTD."


RESALE OF FIRST UNITED COMMON STOCK

         The First United Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act of 1933 (the "Securities Act"), except for shares issued to any Fredonia Shareholder who may be deemed to be an "affiliate" of Fredonia for purposes of Rule 145 under the Securities Act. Each such Shareholder has entered into an agreement with First United providing that such affiliate will not transfer any First United Common Stock received in the Merger except in compliance with the Securities Act and will not sell or otherwise transfer such Common Stock (or any interest therein) until financial results of First United and its subsidiaries (including Fredonia) for at least 30 days of combined operations are published. This restriction is expected to expire by October 24, 1997. See also "Fredonia Bancshares, Inc. - Resulting Ownership in First United."



                           FREDONIA BANCSHARES, INC.

DESCRIPTION OF BUSINESS

         Fredonia is a Texas corporation and a bank holding company which indirectly owns 100% of Fredonia State Bank, Nacogdoches, Texas ("FSB") through its middle-tier subsidiary, Fredonia Bancshares of Delaware, Inc. Fredonia may engage, directly or through subsidiaries, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended. FSB grants commercial, installment and real estate loans to customers principally in Nacogdoches and Cherokee Counties, Texas. As of March 31, 1997, on a consolidated basis Fredonia had a total of $127,580,000 of loans outstanding, net of an allowance for loan losses of $1,418,000, total deposits of $223,080,000 and total stockholders' equity of $23,572,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion and analysis highlights the significant factors affecting Fredonia's consolidated financial statements. For a more complete understanding of the following discussion, reference should be made to Fredonia's consolidated financial statements and related notes thereto presented elsewhere in this Proxy Statement.


                             BALANCE SHEET ANALYSIS

         Financial Condition. The total assets of Fredonia increased by $5,291,000 or 2.2% from December 31, 1995 to December 31, 1996 and by $7,463,000 or 3.1% from December 31, 1996 to the March 31, 1997 level of $249,416,000. The increase in assets during both comparison periods was due primarily to growth in the loan portfolio. At March 31, 1997 assets were $249,416,000 compared to the December 31, 1996 level of $241,953,000. Fredonia receives a major portion of its income from earning assets which consist of federal funds sold, investment securities and loans. See Tables 1 and 2 for an analysis of the average balances of interest-earning assets and interest-bearing liabilities for the years ended December 31, 1996 and 1995.

         Inherent in Fredonia's loan portfolio is credit risk. Fredonia maintains an allowance for loan losses which is evaluated periodically for adequacy by management. Management's methodology to determine the adequacy of the allowance considers reviews of individual loans, recent loan loss experience, current economic conditions and the risk characteristics of the various categories of loans. See Tables 5 through 9 for detailed information concerning the loan portfolio and the allowance for loan losses.

         Investment securities are the second largest component of the earning asset base. The average volume of investment securities has remained relatively stable during the three months ended March 31, 1997. The decrease in investment securities from December 31, 1995 to December 31, 1996 funded the increase in loans during the same time period. See Tables 3 and 4 for details concerning the composition and maturity ranges of the investment portfolio.

         Deposits, the primary source of funding earning assets, increased by $4,187,000 or 2.0% between December 31, 1995 and December 31, 1996 and by $6,315,000 or 2.9% between December 31, 1996 and March 31, 1997. The majority of the increase in deposits for the indicated periods has occurred in the NOW and money market accounts. See Table 10 for a maturity analysis of certificates of deposits in excess of $100,000 as of December 31, 1996.

         Liquidity and Interest Rate Sensitivity Management. Liquidity is the ability of an institution to fund the needs of its borrowers, depositors and creditors. Based on the maturity structure and anticipated loan and deposit funding requirements, Fredonia anticipates that its liquidity requirements will continue to be met in the foreseeable future. Fredonia's management believes that the traditional funding sources of maturing loans and investment securities, federal funds, the base of core deposits and federal funds lines of credit with two correspondent banks ($6 million at December 31, 1996) will be adequate to provide liquidity needs. See Tables 4, 6 and 10 for additional information on certain investment, loan and time deposit maturities.

         Capital. The Federal Reserve Board requires banks to maintain capital based on "risk-adjusted" assets so that categories of assets with potentially higher risk will require more capital backing than assets with lower risk. In addition, banks are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

         At March 31, 1997, Fredonia's Tier 1 capital and total capital as a percentage of total risk-adjusted assets exceeded the required minimum levels. See Table 11 for additional information concerning Fredonia's capital ratios.


                               EARNINGS ANALYSIS

         Net income for the first three months of 1997 was approximately $954,000, a decrease of $468,000 or 32.9% over the same period in 1996. The decrease was due primarily to a $495,000 (net of federal income tax) credit to loan loss expense to reverse an overaccrual to the provision for loan losses. For the years ended December 31, 1996, 1995, and 1994, net income was approximately $4,113,000, $3,350,000, and $2,703,000, respectively. The annualized return on average assets and return on average equity for the first three months of 1997 was 1.6% and 16.3%, respectively, compared to 2.4% and 28.5% for the first three months of 1996. For the years ended December 31, 1996, 1995 and 1994 the return on average assets was 1.7%,1.4%, and 1.2%, respectively, while the return on average equity was 19.2%, 17.8%, and 17.0% respectively.

         The primary components of total income and expense which affect net income are net interest income, the provision for loan losses, non-interest income, non-interest expense and the provision for income taxes.
Significant factors affecting these categories are presented below.

         Net Interest Income. Net interest income for the first three months of 1997 was $2,433,000, a 5.0% increase over the same period in 1996. The primary reason for the increase was an increase of approximately 10.3% in the volume on average loans during the period. Interest on loans for the three months ended March 31, 1997 increased by $172,000 or 6.4% compared to the corresponding period of 1996. As a percentage of total assets at March 31, 1997, loans totaled 51.2% while investment securities were 36.8%.

         For the years ended December 31, 1996, 1995, and 1994, net interest income was $8,325.000, $8,025,000 and $7,517,000, respectively. The increase during 1996 compared to 1995 was due primarily to the increase in the net yield on interest earning assets. See Tables 1 and 2 for more detailed information regarding rate and volume factors which affected net interest income during the three-year period ended December 31, 1996.

         Provision for Loan Losses. For the first three months of 1997 Fredonia provided $30,000 for loan losses compared to $(750,000) for the comparable period in 1996. The provision for loan losses was $1,414,000, $2,301,000 and $2,583,000 for the years ended December 31, 1996, 1995 and 1994.

         Net charge-offs on loans were $137,000 in 1996, $282,000 in 1995 and $235,000 in 1994. For the three months ended March 31, 1997, net charge-offs totaled $26,000. The allowance for loan losses was $1,418,000 or 1.1% of loans at March 31, 1997, compared to $1,414,000 or 1.2% at December 31, 1996, and $2,301,000 or 2.1% at December 31, 1995. See Tables 7, 8 and 9 for more information regarding loan quality and the allowance for loan losses.

         Non-Interest Income. Total non-interest income for the three months ended March 31, 1997 and 1996, was $546,000 and $529,000, respectively. Total non-interest income for the year ended December 31, 1996 was $1,984,000, as compared to $1,826,000 for 1995 and $1,713,000 in 1994.

         Gains on the sale of other real estate included in non-interest income for the three months ended March 31, 1997 and 1996, was $12,000 and $12,000, respectively. For the three months ended March 31, 1997 and 1996, there were no gains or losses on the sale of securities included in non-interest income.

         Gains on the sale of other real estate included in non-interest income for the years ended December 31, 1996, 1995 and 1994 was $12,000, $143,000 and $47,000, respectively. Losses on the sale of securities included in non-interest income for the years ended December 31, 1996, 1995 and 1994 was $0, $247,000 and $4,000, respectively.

         Non-Interest Expense. Total non-interest expense for the three months ended March 31, 1997 and 1996 was $1,569,000 and $1,534,000, respectively.

         Total non-interest expense for the year ended December 31, 1996 was $5,189,000 as compared to $5,136,000 for 1995 and $5,477,000 in 1994.

         Expense for Federal Deposit Insurance coverage included in non-interest expense for the three months ended March 31, 1997 and 1996, was $1,000 and $10,000, respectively. Federal Deposit Insurance expense for the years ended December 31, 1996 was $15,000, as compared to $245,000 for 1995 and $447,000 in 1994.

         Salary and employee benefits expense included in non-interest expense for the three months ended March 31, 1997 and 1996, was $930,000 and $843,000, respectively. Salary and employee benefits expense for the year ended December 31, 1996 was $2,567,000, as compared to $2,472,000 for 1995 and $2,824,000 in
1994.

         Provision for Income Taxes. Income tax expense for the three months ended March 31, 1997 and 1996 was $426,000 and $641,000, respectively, or effective tax rates of 30.9% and 31.1%, respectively. Income tax expense for the years ended December 31, 1996, 1995 and 1994 was $1,757,000, $1,365,000 and
$1,050,000, respectively. Effective tax rates were 29.9%, 29.0%, and 28.0% for 1996, 1995, 1994, respectively. Note 12 of Notes to the Consolidated Financial Statements provides further details of the applicable income tax expense for 1996, 1995 and 1994.


                              ACCOUNTING STANDARDS

         In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a "financial-components approach" that focuses on control. The impact of SFAS No. 125, when adopted on January 1, 1997, will not be material to Fredonia's financial condition or results of operations.

STATISTICAL DISCLOSURES
                           FREDONIA BANCSHARES, INC.
                            STATISTICAL DISCLOSURES

TABLE 1 - COMPARATIVE AVERAGE BALANCES - YIELDS AND RATES ($ in thousands)

         The table below shows the average balances of the assets and liabilities of Fredonia, the interest income or expense associated with those assets and liabilities, and the computed yield or rate based upon the interest income or expense for each of the last two years.

                                                             1996                                         1995
                                          --------------------------------------          -----------------------------------
                                          Average                          Yield/        Average                       Yield/
                                          Balance         Interest          Rate         Balance       Interest          Rate
                                          -------         --------          ----         -------       --------          ----

ASSETS

Interest-earning assets:

   Loans.............................     $117,733         $ 9,881          8.39%      $103,330         $ 8,650         8.37%
   Investment securities:
     Taxable.........................       80,329           4,824          6.01%        91,797           5,420         5.90%
     Tax-Exempt......................       16,359             780          4.77%        16,479             797         4.84%
   Federal funds sold................        8,159             435          5.33%         8,210             477         5.81%
   Other.............................            0
                                          --------         -------                     --------         -------
Total interest-earning assets........      222,580          15,920          7.15%       219,816          15,344         6.98%
Non-interest-earning assets:
   Cash and due from banks...........        9,631                                        9,066
   Other assets......................        7,637                                        7,399
   Allowance for loan losses.........       (1,664)                                      (2,387)
                                          --------                                     --------
          Total......................     $238,184                                     $233,894
LIABILITIES AND SHAREHOLDERS' EQUITY      ========                                     ========
Interest-bearing liabilities:
   Demand deposits...................     $ 38,081         $ 1,031          2.71%      $ 39,329        $  1,058         2.69%
   Savings deposits..................       36,234           1,044          2.88%        37,855           1,093         2.89%
   Time deposits.....................      106,126           5,518          5.20%       102,482           5,106         4.98%
   Federal funds purchased (1).......           28               2          7.14%           159               7         4.40%
   Note payable......................            0               0          0.00%           768              55         0.00%
   FHLB advances.....................            0               0          0.00%             0               0         0.00%
   Other.............................            0               0          0.00%             0               0         0.00%
                                          --------         -------                     --------          ------
Total interest-bearing liabilities...      180,469           7,595          4.21%       180,593           7,319         4.05%
Non-interest-bearing liabilities:
   Demand deposits...................       34,221                                       34,304
   Other.............................        2,384                                        1,933
                                          --------                                     --------
                                            36,605                                       36,237
Shareholders' equity.................       21,110                                       17,832
                                          --------                                     --------
          Total......................     $238,184                                     $234,662
                                          ========                                     ========
Net interest earnings................                      $ 8,325                                      $ 8,025
                                                           =======                                      =======
Net yield on interest-earning
  assets.............................                                       3.74%                                       3.65%


   (1) The amount of federal funds purchased at December 31, 1996 was $-0-. The maximum amount of such borrowings outstanding at any month-end during 1996 was $470,000.

         Non-accruing loans have been included in the average loan balances and interest collected prior to these loans having been placed on non-accrual has been included in interest income.

TABLE 2 - VOLUME AND YIELD/RATE VARIANCE ANALYSIS

         The following table shows the change from year to year for each component of the net interest margin separated into the amount generated by volume changes and the amount generated by changes in the yield or rate ($ in thousands):


                                           1996 Compared to 1995             1995 Compared to 1994
                                              Change Due To:                     Change Due To:
                                        ---------------------------      -----------------------------

                                                    Yield/                           Yield/
                                        Volume       Rate       Net      Volume       Rate         Net
                                        ------       ----       ---      ------       ----         ---

INTEREST EARNED ON:
   Loans............................   $ 1,206      $  25    $ 1,231      $ 591       $ 359     $  950
   Investment securities:
     Taxable........................      (677)        81       (596)        51         777        828
     Tax-exempt.....................        (6)       (11)       (17)        22          14         36
     Federal funds sold.............        (3)       (39)       (42)        22         108        130
     Other..........................         0          0          0          0           0          0
                                       -------      -----      -----      -----      ------     ------
Total interest-earning assets          $   520      $  56        576        686      $1,258     $1,944
                                       =======      =====      =====      =====      ======     ======

INTEREST PAID ON:
  Interest-bearing demand deposits...  $   (34)     $   7    $   (27)     $ (27)     $   89     $   62
  Savings deposits...................      (47)        (2)       (49)       (26)         74         48
  Time deposits......................      182        230        412        (54)      1,359      1,305
  Federal funds purchased............       (6)         1         (5)         7           0          7
  Note payable.......................      (55)         0        (55)        14           0         14
  Other..............................        0          0          0          0           0          0
                                       -------      -----      -----      -----      ------     ------
Total interest-bearing liabilities...  $    40      $ 236    $   276     ($  86)     $1,522     $1,436
                                       =======      =====      =====      =====      ======     ======


         The change in interest due to both volume and yield/rate has been allocated to change due to volume and change due to yield/rate in proportion to the absolute value of the change of each. The balances of nonaccrual loans and related income recognized have been included for purposes of these computations.

TABLE 3 - INVESTMENT PORTFOLIO

         The table below indicates carrying values of investment securities by type at year-end for each of the last two years ($ in thousands):

                                                                                     DECEMBER 31,
                                                                                 -------------------

                                                                                   1995        1996
HELD-TO-MATURITY                                                                 -------     -------

U.S. Treasury and U.S. Government agencies .................................     $33,658     $43,694
Obligations of states and political subdivisions ...........................      14,755      19,720
Mortgage-backed securities and collateralized mortgage obligations .........       8,769       6,396
Other Securities ...........................................................         845         832
                                                                                 -------     -------
     Total Held-to-Maturity Investment Securities ..........................     $58,027     $70,642
                                                                                 =======     =======
AVAILABLE-FOR-SALE

U.S. Treasury and U.S. Government agencies .................................     $ 7,989     $     0
Obligations of states and political subdivisions ...........................           0       7,620
Mortgage-backed securities and collateralized mortgage obligations .........      26,453      28,971
Other securities ...........................................................          93         148
                                                                                 -------     -------
     Total Available-for-Sale Investment Securities ........................     $34,535     $36,739
                                                                                 =======     =======

TABLE 4 - MATURITY DISTRIBUTION AND YIELDS OF INVESTMENT PORTFOLIO

         The following table details the maturities of investment securities at December 31, 1996 and the weighted average yield for each range of maturities ($ in thousands):


                                                                              Maturing
                                    ---------------------------------------------------------------------------------------------
                                                          After One           After Five             After
                                     Within               But Within          But Within              Ten
                                    One Year     Yield    Five Years  Yield    Ten Years   Yield     Years     Yield     Total

HELD-TO-MATURITY

U.S. Treasury and U.S. Government
  Agencies ......................   $ 9,571      5.00%     $24,087     6.56%    $     0     0.00%   $     0    0.00%    $33,658
Obligations of states and
political .......................     5,444      4.95%       5,981     4.79%      3,129     4.81%       201    3.97%     14,755
  securities
Mortgage-backed securities and
   collateralized mortgage ......        34      7.00%         480     7.21%          0     0.00%     8,255    6.28%      8,769
obligations
Other securities ................         0      0.00%           0     0.00%          0     0.00%       845    5.64%        845
                                    -------                -------             --------             -------             -------
     Total Held-to-Maturity
     Investment Securities.......   $15,049                $30,548              $ 3,129            $  9,301             $58,027
                                    =======                =======              =======            ========             =======
Available-for-Sale
U.S. Treasury and U.S. Government
  Agencies ......................   $     0      0.00%     $ 7,989     5.60%    $     0     0.00%  $      0    0.00%    $ 7,989
Obligations of states and
  political subdivisions ........         0      0.00%           0     0.00%          0     0.00%         0    0.00%          0
Mortgage-backed securities and
   collateralized mortgage ......         0      0.00%           0     0.00%          0     0.00%    26,453    6.23%     26,453
obligations
Other securities ................         0      0.00%           0     0.00%          0     0.00%        93    6.70%         93
                                    -------                -------             --------             -------             -------
     Total Available-for-Sale
        Investment Securities ...   $     0             $    7,989              $     0            $ 26,546             $34,535
                                    =======                =======              =======            ========             =======


TABLE 5 - COMPOSITION OF THE LOAN PORTFOLIO ($ in thousands)

                                                                        1996         1995
                                                                      --------     --------

Commercial and Real Estate ......................................     $107,477     $101,067
Installment .....................................................       10,877        9,045
Credit Card .....................................................        1,262        1,281
Overdrafts ......................................................          243          206
Student Loans ...................................................        4,443        1,228
                                                                      --------     --------
       Total Loans ..............................................     $124,302     $112,827
                                                                      ========     ========

TABLE 6 - LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES ($ in thousands):


                                                                   MATURING
                                                     ------------------------------------
                                                                    ONE YEAR
                                                      WITHIN ONE    THROUGH      AFTER
                                                     YEAR OR LESS  FIVE YEARS  FIVE YEARS     TOTAL
                                                     ------------  ----------  ----------     -----

Commercial and Real Estate .......................      $64,764      $38,849      $3,864      $107,477
Consumer Loans ...................................        5,322        9,992       1,511        16,825
                                                        -------      -------      ------      --------
           Total Loans ...........................      $70,086      $48,841      $5,375      $124,302
                                                        =======      =======      ======      ========


                                                                 MATURING
                                                       ---------------------------
                                                       ONE YEAR
                                                        THROUGH           AFTER
                                                       FIVE YEARS       FIVE YEARS
                                                       ----------       ----------

Above loans due after one year which have:
  Predetermined interest rates ...................      $33,958          $5,375
  Floating interest rates ........................       14,883               0
                                                        -------          ------
                                                        $48,841          $5,375
                                                        =======          ======


TABLE 7 - NON-PERFORMING LOANS AND PAST DUE LOANS

         The table below shows Fredonia's non-performing loans and past due loans at the end of each of the last two years ($ in thousands):

                                                         DECEMBER 31,
                                                       ---------------
                                                        1996      1995
                                                        ----      ----

Loans accounted for on a nonaccrual basis ........      $722      $680
Restructured loans ...............................         0         0
                                                        ----      ----
    Non-performing loans .........................      $722      $680
                                                        ====      ====
Accruing loans past due 90 days or more ..........      $137      $221
                                                        ====      ====

TABLE 8 - ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

         The table below summarizes Fredonia's loan loss experience for each of the last two years ($ in thousands):

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                           -----------------------
                                                                                             1996          1995
                                                                                           -------        ------

Amount of loan loss reserve at beginning of period ..................................      $ 2,301        $2,583
Loans charged off:
     Commercial and Real Estate .....................................................          106           307
     Consumer .......................................................................          158           121
                                                                                           -------        ------
Total charge-offs ...................................................................          264           428
Recoveries on loans previously charged off:
     Commercial and Real Estate .....................................................          108           117
     Consumer .......................................................................           19            29
                                                                                           -------        ------
Total recoveries ....................................................................          127           146
Net charge-offs .....................................................................          137           282
Additions to allowance charged to operating expense (1) .............................         (750)            0
                                                                                           -------        ------
Amount of loan loss reserve at end of period ........................................      $ 1,414        $2,301
                                                                                           =======       =======
Percentage of net charge-offs during period to average loans
   outstanding during the period ....................................................         0.12%        0.27%
                                                                                           =======       =======



    (1) The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's reviews of individual loans.

TABLE 9 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

         The following table is a summary by allocation category of Fredonia's allowance for loan losses ($ in thousands):

                                                                        DECEMBER 31,
                                                        ---------------------------------------------
                                                                   % LOANS                    % LOANS
                                                                   IN EACH                    IN EACH
                                                         1996     CATEGORY       1995        CATEGORY
                                                         ----     --------       ----        --------


Commercial and Real Estate........................     $   549      86.46%     $   579         89.58%
Consumer..........................................          55      13.54%          34         10.42%
Unallocated.......................................         810                   1,688
                                                         -----                   -----

                                                       $ 1,414                 $ 2,301
                                                       =======                 =======


TABLE 10 - TIME DEPOSITS OF $100,000 OR MORE

         The table below shows maturities on outstanding time deposits of $100,000 or more at December 31, 1996 ($ in thousands):


                                                                                               CERTIFICATES
                                                                                                OF DEPOSIT
                                                                                               ------------

3 months or less................................................................................$ 12,813
Over 3 months through 6 months..................................................................   6,695
Over 6 months through 12 months.................................................................   6,455
Over 12 months..................................................................................   4,389
                                                                                                --------

                                                                                                $ 30,352
                                                                                                ========


TABLE 11 - RETURN ON EQUITY AND ASSETS

         The following table shows consolidated operating and equity ratios of Fredonia for each of the last two years:


                                                     YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                       1996         1995
                                                     -------      -------

Return on assets ............................          1.70%       1.34%
Return on equity ............................         17.73%      16.05%
Dividend payout ratio .......................         12.18%      13.87%
Equity to assets ratio ......................          9.59%       8.35%


DIRECTORS AND EXECUTIVE OFFICERS

         The Board of Directors of Fredonia will be dissolved and positions held by executive officers of Fredonia will no longer exist upon the consummation of the Merger. The present directors and executive officers of FSB are expected to remain in their respective positions. Upon consummation of the Merger, James V. Kelley, First United's Chairman, will be added to the board of directors of FSB and George Middlebrook, III, a current director of Fredonia will be added to First United's Board. The current directors of Fredonia and FSB are set forth below:

              DIRECTORS AND EXECUTIVE OFFICERS OF FREDONIA AND FSB

                                                                                         Shares of Fredonia
                                                                                         Common Stock Owned
                                                                                         Beneficially as of
                                                  Principal Occupation,                  May 31, 1997 and
                                   Director(1)    Executive Officer Position             Percent of Class if
Name                        Age    Since          and Directorship                       more than 1%
----                        ---    ---------      -----------------------------------    ---------------------

Roy Blake                    69    1986           Investments; Director of Fredonia &          5,043     1.07%
                                                  FSB

W. H. Crouse                 55    1994           CEO, Burns Morris & Stewart Inc.;             723
                                                  Director of Fredonia & FSB

J. R. Honea                  59    1986           Vice President of Fredonia;                 1,544
                                                  Executive Vice President of FSB;
                                                  Director of Fredonia & FSB

Gordon Lewis                 47    1989           Chairman of the Board and President         5,245      1.10%
                                                  of Fredonia; CEO & President of FSB;
                                                  Director of Fredonia & FSB

G. F. Middlebrook III        46    1986           Investments; Director of Fredonia &        20,227      4.28%
                                                  FSB

Arthur L. Speck, MD          60    1986           Physician; Director of Fredonia &             618
                                                  FSB

Dan Stansel                  52    1986           President, Harrell & Stansel                  484
                                                  Properties; Director of Fredonia &
                                                  FSB

Craig Stripling              50    1994           Attorney; Director of Fredonia &            9,215      1.95%
                                                  FSB

Roger Van Horn               52    1986           Dentist; Director of Fredonia & FSB         5,928      1.26%

EXECUTIVE OFFICERS

Stan Sisco                   44                   Senior Vice President of FSB                 186

Howard Stoneking             50                   Treasurer of Fredonia; Controller of           0
                                                  FSB



     During 1996, the Board of Directors of Fredonia held two (2) meetings. Two of the incumbent directors then in office did not attend one of these meetings. The Board of Directors has an executive and audit committee.


----------------

(1) This column represents the year in which the directorship commenced. If a person serves as director for both Fredonia and FSB, the year disclosed reflects the date the directorship in Fredonia commenced.

CERTAIN EMPLOYEE PLANS

Fredonia's subsidiary, FSB, has a salary deferred retirement savings plan qualified under Section 401(k) of the Code for the benefit of all qualifying employees who have completed one year of service. Participants in the Plan may make deferral contributions to the plan which are 100% vested at all times. FSB's Directors determine annually the amount of contributions to be made to the plan. During 1995 and 1996, FSB matched a minimum of 50% of the employee's contributions up to 5% of salary. These contributions are fully vested after seven years of service. FSB made matching and other contributions to the 401(k) plan of $223,000 in 1995 and $300,000 in 1996.

FSB has salary continuation agreements with certain key employees which provide for payments for a maximum of 15 years beginning when the employee reaches age 65 or at his or her death. FSB has purchased life insurance policies on those certain key employees for which FSB is the beneficiary. For the years 1995 and 1996 FSB's compensation expenses under its salary continuation agreements were $95,464 and $104,136 respectively.

TRANSACTIONS WITH MANAGEMENT

        Directors and executive officers of Fredonia and its subsidiaries, their associates and members of their immediate families were customers of and had transactions including loans and commitments to lend with subsidiaries of Fredonia in the ordinary course of business during 1996. All such loans and commitments were made by the subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. On March 31, 1997, the aggregate of these related party loans was approximately $1,088,000 or approximately 0.85% of total loans outstanding of the subsidiaries.

PRINCIPAL SHAREHOLDERS OF FREDONIA

        All persons known by Fredonia who as of May 31, 1997, owned of record or beneficially more than five (5%) of the Fredonia Common Stock and the number of shares owned beneficially by each of them are reflected in the foregoing table:


NAME                                               SHARES DIRECTLY OWNED              PERCENT OF CLASS
----                                               ---------------------              ----------------

Fredonia Bancshares, Inc. 401(k) Plan                   34,121                             7.22%

The Estate of Homer L. Bryce (1)
Citizens National Bank, Executor                        25,704                             5.44%

Mrs. Velma G. Bryce (1)                                 25,703                             5.44%
Citizens National Bank, Agent
for Mrs. Bryce


        (1)    Reflects ownership that will occur upon final probate.

        All directors and executive officers of Fredonia and its subsidiaries as a group (11 persons) and members of their immediate families and associates as of May 31, 1997 owned 49,213 or 10.42% of the outstanding shares of Fredonia Common Stock. No director or executive officer of Fredonia owns any shares of First United Common Stock. Neither First United nor any of its subsidiaries nor any director or executive officer of First United owns any shares of Fredonia Common Stock.


RESULTING OWNERSHIP IN FIRST UNITED

        No Shareholder of Fredonia will own five percent (5%) or more of First United's outstanding Common Stock subsequent to the Merger.

COMPETITION

        Fredonia and FSB encounter strong competition both in making loans and attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as a degree of interstate banking has created a highly competitive environment for commercial banking in FSB's primary market areas. Moreover, FSB competes with other commercial and savings banks, savings and loan associations, credit unions, finance companies, asset-based lenders, mutual funds, insurance companies, brokerage and investment banking companies, and certain other nonfinancial entities, including retail stores and automobile dealers which maintain their own credit programs and certain governmental organizations. Certain of these competitors have substantially greater resources and lending limits and other certain services which FSB does not currently provide. Many of FSB's non-bank competitors are not subject to the same extensive federal and state regulations that govern bank holding companies and state chartered and insured banks.


LITIGATION

        There is no material pending litigation in which Fredonia or FSB is a party.


OFFICES

        Fredonia's executive offices are located at 2400 North Street, Nacogdoches, Texas 75961 and its branches are located at 2600 South Street in Nacogdoches, West Side Town Square and Highway 59 in Garrison; and 102 North Marcus in Alto.


EMPLOYEES

        As of December 31, 1996, Fredonia and its subsidiaries had 123 employees, 103 of whom are located in Nacogdoches, Texas.


REGULATION AND SUPERVISION

        As a bank holding company, Fredonia is subject to regulation by and files annual and quarterly reports with the Federal Reserve Board, which is authorized to conduct examinations of Fredonia and its subsidiaries. The Federal Reserve Board may also exercise cease and desist powers over bank holding companies if their actions are deemed to represent unsafe or unsound practices or violations of law.

        FSB and its operations are affected by various restrictions and requirements under the laws of the United States and the State of Texas. Under these generally applicable federal and state restrictions and requirements, FSB must maintain reserves against deposits and is restricted with respect to the nature and amount of the loans which it may make, the interest that it may charge on those loans and the conditions under which it may pay dividend on its capital stock.


DESCRIPTION OF FREDONIA STOCK

        Fredonia has one class of common stock issued and outstanding. As of May 31, 1997, Fredonia had 2,000,000 shares of authorized common stock, $10.00 par value, and 472,342 shares outstanding and 26,838 shares held in treasury. Currently, approximately 392 Shareholders own shares of the Common Stock of Fredonia.


                                                                     Dividends Paid Per Share

                                                   1994              1995              1996             1997
                                                   ----              ----              ----             ----

                Common Stock                       $.84              $.90              $1.05            $1.25


COMPARISON OF RIGHTS OF HOLDERS OF FREDONIA COMMON STOCK AND FIRST UNITED COMMON STOCK

        Fredonia is a corporation organized and existing under the laws of the State of Texas, including the TBCA. First United is a corporation organized and existing under the laws of the State of Arkansas, including the Arkansas Business Corporation Act of 1987 ("1987 Act"). Holders of Fredonia common stock have the rights, privileges and duties provided by the TBCA, while the holders of First United Common Stock have the rights, privileges and duties provided by the 1987 Act.

        A majority of the outstanding shares of Fredonia common stock may authorize the Merger pursuant to the TBCA. Approval by the First United Shareholders is not required because the Articles of Incorporation of First United, paragraph Seventh, allows the corporation to effect a merger or share exchange with another entity pursuant to which the corporation would issue shares of Common Stock in amount less than or equal to twenty percent (20%) of the number of shares of Common Stock issued and outstanding immediately prior to the consummation. The maximum number of 1,610,000 shares of First United Common Stock which would be issued upon consummation of this transaction represent approximately 19.5% of First United's issued and outstanding shares of common stock.

        The holders of Fredonia Common Stock are not entitled to cumulative voting, whereas, holders of First United Common Stock are entitled to cumulative voting for directors. Pursuant to First United's By-Laws, the number of directors of the corporation may not be less than three nor more than twenty-five. The Fredonia By-Laws require that the number of directors be at least one, with the actual number set each year by resolution. Furthermore, holders of Fredonia Common Stock and First United Common Stock do not have preemptive rights with respect to issuance of additional securities.

        Both Fredonia and First United have corporate power to indemnify their officers and directors with respect to certain liabilities. Such power is limited, however, by applicable federal laws and regulations including federal banking laws and regulations and the applicable state law.

        First United's Articles of Incorporation contain a paragraph that may have the effect of operating as an anti-takeover provision. Paragraph SEVENTH contains a super-majority voting requirement of two-thirds (2/3) of all shares issued and outstanding that are entitled to vote for approval of (1) a merger or share exchange with another corporation unless such merger or share exchange can be effected under the authority of state law without shareholder approval,
(2) a transaction to sell, exchange, lease or otherwise dispose of all, or substantially all, of the corporation's assets and property except where accomplished in the usual and regular course of business, (3) a transaction effecting a dissolution or liquidation of the corporation, or (4) any amendment of the Articles of Incorporation. The Fredonia Articles of Incorporation do not contain a like provision.


                           LEGAL MATTERS AND EXPERTS

LEGAL OPINIONS

          The legality of the First United Common Stock to be issued after the Merger has been consummated by and between First United and Fredonia will be passed upon for First United by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., 320 West Capitol Avenue, Suite 1000, Little Rock, Arkansas 72201. Certain legal and tax matters relating to the Merger will be passed upon for Fredonia by Bracewell & Patterson, L.L.P., 711 Louisiana Street, Suite 2900, Houston, Texas 77002-2781.


EXPERTS

        The consolidated financial statements of First United as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 incorporated by reference in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto and have been incorporated by reference herein in reliance upon the authority of said firms as experts in accounting and auditing.

        The consolidated financial statements of Fredonia as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, have been audited by Axley & Rode LLP, independent auditors.

GENERAL

        As of the date of this Proxy Statement, the board of directors of Fredonia does not intend to present, and has not been informed that another person intends to present, any matter for action at the special meeting of stockholders other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

                     INDEX TO FREDONIA FINANCIAL STATEMENTS



Financial Statements

         Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

         Consolidated Balance Sheets - December 31, 1996 and 1995   . . . . . . . . . . . . . . . . . . . . . . . . . F-3

         Consolidated Statements of Income - Years ended December 31, 1996, 1995 and 19934  . . . . . . . . . . . . . F-4

         Consolidated Statements of Shareholders' Equity - Years ended December 31, 1996, 1995 and 1994   . . . . . . F-5

         Consolidated Statements of Cash Flows - Years ended December 31, 1996, 1995 and 1994   . . . . . . . . . . . F-6

         Notes to Financial Statements - December 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

Financial Statements

         Consolidated Balance Sheets - March 31, 1997 (Unaudited) and December 31, 1996   . . . . . . . . . . . . .  F-19

         Consolidated Statements of Income (Unaudited) - Three Months ended March 31, 1997 and 1996   . . . . . . .  F-20

         Consolidated Statements of Shareholders' Equity (Unaudited) - Three Months ended March 31, 1997  . . . . .  F-21

         Consolidated Statements of Cash Flows (Unaudited) - Three Months ended March 31, 1997 and 1996   . . . . .  F-22

         Notes to Financial Statements (Unaudited) - March 31, 1997   . . . . . . . . . . . . . . . . . . . . . . .  F-23

                                AXLEY & RODE LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                  LUFKIN o NACOGDOCHES o CROCKETT o LIVINGSTON
                                     TEXAS



                         REPORT OF INDEPENDENT AUDITORS





Board of Directors
Fredonia Bancshares, Inc.
Nacogdoches, Texas


         We have audited the consolidated balance sheets of Fredonia Bancshares, Inc. and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fredonia Bancshares, Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

         As discussed more fully in Note 10, Fredonia Bancshares, Inc. has adopted the accrual method of accounting for certain salary continuation agreements. Previously the Bank accounted for these agreements using the cash basis method of accounting.


                                                   AXLEY & RODE LLP


                                                   /s/ Axley & Rode LLP
                                                   ----------------------------
                                                   CERTIFIED PUBLIC ACCOUNTANTS

Lufkin, Texas
February 20, 1997

                   FREDONIA BANCSHARES, INC., AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)


                           ASSETS                                            1996          1995
                                                                           ---------    ---------
 Cash and due from banks                                                   $  10,881    $  11,331
 Federal funds sold                                                            9,392          239
 Investment Securities:
          Available-for-sale                                                  34,535       36,739
          Held-to-maturity (approximate fair value of $58,437
               and $71,286, respectively) (Note 2)                            58,027       70,642
 Loans, less allowance for loan losses of $1,414 and $2,301,
          respectively (Note 3)                                              121,680      109,543
 Bank premises and equipment, net (Note 4)                                     3,164        3,281
 Accrued interest receivable                                                   1,952        2,255
 Other real estate                                                               574          595
 Other assets (Note 6)                                                         1,748        2,037
                                                                           ---------    ---------
                  TOTAL ASSETS                                             $ 241,953    $ 236,662
                                                                           =========    =========
          LIABILITIES AND STOCKHOLDERS' EQUITY

 Deposits:
          Demand                                                           $  32,953    $  33,537
          NOW and money market deposit accounts                               66,514       63,223
          Savings                                                             10,989       10,882
          Time, $100,000 and over (Note 5)                                    30,352       27,233
          Other time (Note 5)                                                 75,957       77,703
                                                                           ---------    ---------
                  TOTAL DEPOSITS                                             216,765      212,578
 Federal funds purchased                                                        --          2,350
 Accrued interest and other liabilities                                        1,995        1,976
                                                                           ---------    ---------
                  TOTAL LIABILITIES                                          218,760      216,904
                                                                           ---------    ---------
 Stockholders' Equity (Notes 6, 7, 8, 10, 11, 12 and 13):
          Common stock $10.00 par value, 2,000,000 shares
             authorized, 499,180 and 420,554 shares issued, respectively       4,992        4,206
 Surplus                                                                       6,222        6,222
 Retained earnings                                                            13,226       10,400
 Treasury stock, at cost, 26,738 shares                                         (936)        (936)
 Unrealized holding losses on securities available-for-sale
          net of tax benefit of $159 in 1996 and $69 in 1995                    (311)        (134)
                                                                           ---------    ---------
                  TOTAL STOCKHOLDERS' EQUITY                                  23,193       19,758
                                                                           ---------    ---------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 241,953    $ 236,662
                                                                           =========    =========




   The accompanying notes are an integral part of these financial statements.

                   FREDONIA BANCSHARES, INC., AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                1996        1995        1994
                                                                               --------    --------    --------
 Interest Income:
      Interest and Fees on loans (Note 3)                                      $  9,881    $  8,650    $  7,700
      Interest on Investment Securities:
          U. S. Treasury securities                                               1,098       1,541       2,010
          Obligations of other U. S. government agencies                          1,542       1,499         668
          Mortgage-backed securities and collateralized mortgage obligations      2,135       2,323       1,852
          Obligations of states and political subdivisions                          780         797         761
          Other investments                                                          49          57          62
      Interest on federal funds sold                                                435         477         346
      Interest on deposits in banks                                                --          --             1
                                                                               --------    --------    --------
                                                                                 15,920      15,344      13,400
                                                                               --------    --------    --------

 Interest Expense:
      Interest on savings, NOW and money market deposit accounts                  2,075       2,151       2,041
      Interest on note payable                                                     --            55          41
      Interest on time deposits                                                   5,518       5,106       3,801
      Interest on federal funds purchased                                             2           7        --
                                                                               --------    --------    --------

                                                                                  7,595       7,319       5,883
                                                                               --------    --------    --------
          Net interest income                                                     8,325       8,025       7,517
 Provision for loan losses (Note 3)                                                (750)       --          --
                                                                               --------    --------    --------
          Net interest income after provision for loan losses                     9,075       8,025       7,517
                                                                               --------    --------    --------
 Other Income:
      Service fees                                                                1,656       1,649       1,432
      Securities gains (losses), net                                               --          (247)         (4)
      Gains (losses), net - Other real estate, other assets, fixed assets            12         143          47
      Other income                                                                  316         281         238
                                                                               --------    --------    --------
                                                                                  1,984       1,826       1,713
                                                                               --------    --------    --------
 Other Expenses:
      Salaries and employee benefits (Notes 3, 7 and 10)                          2,567       2,472       2,824
      Occupancy expenses, net                                                       492         426         388
      Other operating expenses                                                    2,115       1,993       1,818
      FDIC insurance                                                                 15         245         447
                                                                               --------    --------    --------
                                                                                  5,189       5,136       5,477
                                                                               --------    --------    --------
 Income before federal income taxes and change in accounting principle            5,870       4,715       3,753
 Federal income taxes (Note 6)                                                    1,757       1,365       1,050
                                                                               --------    --------    --------
 Income before change in accounting principle                                     4,113       3,350       2,703
 Cumulative effect of change in accounting principle (Note 10)                     --          (178)       --
                                                                               --------    --------    --------
          NET INCOME                                                           $  4,113    $  3,172    $  2,703
                                                                               ========    ========    ========

 Earnings Per Share:
      Income before cumulative effect of change in accounting principle        $   8.71    $   6.83    $   5.43
      Cumulative effect of change in accounting principle                          --         (0.36)       --
                                                                               --------    --------    --------
          NET INCOME                                                           $   8.71    $   6.47    $   5.43
                                                                               ========    ========    ========



   The accompanying notes are an integral part of these financial statements.

                   FREDONIA BANCSHARES, INC., AND SUBSIDIARY
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)


                                          COMMON STOCK                                  NET UNREALIZED
                                     -----------------------                              LOSSES ON
                                                                             RETAINED    AVAILABLE FOR   TREASURY
                                       SHARES      PAR VALUE     SURPLUS     EARNINGS   SALE SECURITIES    STOCK        TOTAL
                                     ----------   ----------   ----------   ----------  --------------- ----------    ----------
 Balance, December 31, 1993             420,554   $    4,206   $    6,210   $    5,384    $     --      $      (45)   $   15,755

      Net income                           --           --           --          2,703          --            --           2,703

      Cash dividend                        --           --           --           (419)         --            --            (419)

      Unrealized loss on  investment
       securities available-for-sale,      --           --           --           --          (2,082)         --          (2,082)
          net of tax benefit of $1,072

 Balance, December 31, 1994             420,554        4,206        6,210        7,668        (2,082)          (45)       15,957

      Net income                           --           --           --          3,172          --            --           3,172

      Cash dividend                        --           --           --           (440)         --            --            (440)

      Sale of treasury stock               --           --             12         --            --              45            57

      Purchase of treasury stock           --           --           --           --            --            (936)         (936)

      Change in unrealized loss on
       securities available-for-sale       --           --           --           --           1,948          --           1,948
                                     ----------   ----------   ----------   ----------    ----------    ----------    ----------
 Balance, December 31, 1995             420,554        4,206        6,222       10,400          (134)         (936)       19,758

      Net income                           --           --           --          4,113          --            --           4,113

      Cash dividend                        --           --           --           (501)         --            --            (501)

      Stock dividend                     78,626          786         --           (786)         --            --               0
      Change in unrealized loss on
       securities available-for-sale       --           --           --           --            (177)         --            (177)
                                     ----------   ----------   ----------   ----------    ----------    ----------    ----------

 Balance, December 31, 1996             499,180   $    4,992   $    6,222   $   13,226    $     (311)   $     (936)   $   23,193
                                     ==========   ==========   ==========   ==========    ==========    ==========    ==========





   The accompanying notes are an integral part of these financial statements.

                   FREDONIA BANCSHARES, INC., AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

 Cash Flows From Operating Activities                                             1996          1995          1994
                                                                               ----------    ----------    ----------
 Net income                                                                    $    4,113    $    3,172    $    2,703
 Adjustments to Reconcile Net Income to Net Cash
      Provided by Operating Activities:
          Depreciation                                                                314           407           332
          Provision charged (credited) to operating expense                          (750)         --            --
          Amortization of goodwill                                                     39            39            13
          Deferred Federal income tax (benefit)                                       379          (221)           71
          Net amortization on investment securities                                   390           349           695
          Loss on sale of available-for-sale investments                             --             247             4
          (Gain) on sale of ORE                                                       (10)         (152)          (66)
          Deferred loan costs, net                                                   (119)         (164)          (90)
          Federal Home Loan Bank stock dividends                                      (44)          (46)          (28)
          Change in Assets and Liabilities:
               (Increase) decrease in interest receivable                             303          (341)         (174)
               (Increase) decrease in prepaid expenses and other assets               (39)         (742)           88
               Increase in accrued interest payable                                    47           187            60
               Increase (decrease) in accrued expenses and other liabilities           72           754           (49)
               Increase (decrease) in Federal income tax payable                     (100)          140          (193)
                                                                               ----------    ----------    ----------
                    NET CASH PROVIDED BY OPERATING ACTIVITIES                       4,595         3,629         3,366
                                                                               ----------    ----------    ----------
 Cash Flows From Investing Activities
          (Increase) decrease in federal funds sold                                (9,153)       10,544        (5,810)
          Purchases of securities available-for-sale                                 (973)       (6,136)      (19,409)
          Proceeds from sales of securities available-for-sale                       --           8,505         8,635
          Proceeds from maturities of securities available-for-sale                   500         6,000         2,100
          Purchases of securities to be held-to-maturity                           (7,529)      (22,116)      (19,617)
          Proceeds from maturities of securities held-to-maturity                  18,143        15,228         9,790
          Principal payments received on securities                                 4,034         2,565         7,466
          Redemption of Federal Home Loan Bank stock                                   31            67          --
          Net (increase) in loans                                                 (11,373)      (14,022)       (4,228)
          Net (increase) in bank premises and equipment                              (197)         (861)         (333)
          Payments received on previously charged-off loans                           127           146           390
          Proceeds from the sale of ORE                                                 9           180            92
          Goodwill resulting from acquisition                                        --            --            (587)
                                                                               ----------    ----------    ----------
                    NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES            (6,381)          100       (21,511)
                                                                               ----------    ----------    ----------
 Cash Flows From Financing Activities
          Net increase (decrease) in demand deposits, NOW accounts and
               savings accounts                                                     2,814        (6,388)       18,105
          Net increase in time deposits                                             1,373         4,055         2,852
          Increase (decrease) in federal funds purchased                           (2,350)        2,350          --
          Increase in notes payable                                                  --             936         1,186
          Payments on notes payable                                                  --          (2,003)         (119)
          Dividends paid                                                             (501)         (440)         (419)
          Proceeds from sale of treasury stock                                       --              57          --
          Purchase of treasury stock                                                 --            (936)         --
                                                                               ----------    ----------    ----------
                    NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES             1,336        (2,369)       21,605
                                                                               ----------    ----------    ----------
 Net increase (decrease) in cash and cash equivalents                                (450)        1,360         3,460
 Cash and cash equivalents at beginning of year                                    11,331         9,971         6,511
                                                                               ----------    ----------    ----------
 Cash and cash equivalents at end of year                                      $   10,881    $   11,331    $    9,971
                                                                               ==========    ==========    ==========
 SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Cah Paid During the Year For:
          Interest                                                             $    7,548    $    7,132    $    5,823
          Income taxes                                                              1,471         1,211         1,236
 Noncash Investing and Financing Activities:
          Noncash transfers from loans to other real estate                            78            86          --
          Proceeds from sales of other real estate - financed                         110           224          --

   The accompanying notes are an integral part of these financial statements

                           FREDONIA BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Fredonia Bancshares, Inc. ("Fredonia"), a bank holding company, owns all of the capital stock of Fredonia Bancshares of Delaware, Inc. (a middle-tier holding company) which owns all of the capital stock of Fredonia State Bank (the "Bank"). The accounting and reporting policies of Fredonia conform to generally accepted accounting principles and practices within the banking industry. The following is a description of the more significant of those policies.

Principles of Consolidation:

      The consolidated financial statements include the accounts of Fredonia and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

Nature of Operations:

      The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation of the Texas Department of Banking, and the Federal Deposit Insurance Corporation. The area served by the Bank is eastern Texas and services are provided through the Bank's home office and four branch offices.

Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents:

      For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

Investment Securities:

      Investment securities are categorized as either trading, available-for-sale, or held-to-maturity. Management determines the appropriate classification at the time of purchase. Securities for which the Bank has the positive intent and ability to hold until maturity are classified as held-to-maturity and carried at cost adjusted for premiums and discounts. Securities to be held for indefinite periods of time and not intended to be held until maturity are classified as available-for-sale and carried at fair value. Securities held as trading assets are carried at fair value. At December 31, 1996, the Bank had no investment securities that qualified as trading.

      Unrealized holding gains and losses, net of federal income tax effect, on securities available-for-sale are reported as a net amount in a separate component of stockholders' equity until realized.

Investment Securities - Continued:

      Realized gains and losses on the sale of securities available-for-sale are determined using the specific identification method.

      Premiums and discounts are recognized in interest income using the interest method and the straight-line method over the period to maturity.

      The Bank invests in stock of the Federal Reserve Bank and the Federal Home Loan Bank. These stocks do not have a readily determinable fair value because their ownership is restricted and they lack a market. They are stated at cost on the balance sheet, and included in investment securities under the caption "other investments" (see Note 2).

Loans:

      Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balance adjusted for any charge-offs, allowance for loan losses, unearned discount and any deferred fees or costs on originated loans.

      Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The recognition of income on a loan is discontinued, and previously accrued interest is reversed, when interest or principal payments become 90 days past due unless, in the opinion of management, the outstanding interest remains collectible. Interest is subsequently recognized only as received until the loan is returned to accrual status.

      Assets acquired through repossession are recorded at the lower of the estimated realizable value or the balance of the loan and are carried in other assets.

      Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114 Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118. SFAS No. 114 requires that impaired loans within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Interest income on impaired loans is recognized in accordance with the accounting principles employed in the recognition of interest income on nonimpaired loans.

      Student loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Any net unrealized losses would be recognized through a valuation allowance by charges to income. At December 31, 1996 and 1995 there were no net unrealized losses on these loans.

      Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

Allowance for Loan Losses:

      The allowance is maintained at a level which, in management's judgment, is adequate to absorb potential losses in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, economic conditions and other relevant factors. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Losses are charged and recoveries are credited to the allowance for loan losses at the time the loss or recovery is incurred.

Other Real Estate:

      Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount of fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Advertising:

      The Bank expenses the production costs of advertising as these costs are incurred.

Income Taxes:

      The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Bank Premises and Equipment:

      Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs which do not extend the life of bank premises and equipment are charged to expense.

Fair Value of Financial Instruments:

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      Cash, Due from Banks and Federal Funds Sold - For these financial instruments, the carrying amount is a reasonable estimate of fair value.

      Investment Securities - For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Fair Value of Financial Instruments - Continued:

      Loan Receivables - The fair value of loans is estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates included judgments regarding future expected loss experience and risk characteristics.

      Deposit Liabilities - The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

      Accrued Interest - The carrying amounts of accrued interest approximates their fair values.

Net Income Per Share of Common Stock:

      Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

Stock Dividend:

      All share and per share amounts for 1996, 1995 and 1994, set forth in the consolidated financial statements and notes thereto have been retroactively adjusted for a twenty percent stock dividend paid January 31, 1996.

Intangible Assets:

      The excess cost of a purchased bank over the book value of net tangible assets at date of acquisition is recorded as goodwill and is being amortized using the straight-line method over a period of fifteen years.

NOTE 2 - INVESTMENT SECURITIES

      The investment securities as shown in the balance sheet are comprised of securities classified as available-for-sale and held-to-maturity. Investment securities classified as available-for-sale are carried at market value. Investment securities classified as held-to-maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts.

      The amortized cost and approximate fair values of securities available-for-sale at December 31 were as follows:


                                                         GROSS       GROSS
                                           AMORTIZED  UNREALIZED   UNREALIZED     FAIR
December 31, 1996:                            COST       GAINS      LOSSES        VALUE
                                           ---------   ---------   ---------    ---------
                                                      (Dollars in Thousands)
U. S. Treasury securities                  $     977   $      10   $    --      $     987
Obligations of other U. S
  government agencies                          7,120          36        (154)       7,002
Obligations of states and
  political subdivisions                        --          --          --           --
Mortgage-backed securities and
  collateralized mortgage
  obligations                                 26,815         261        (623)      26,453
Other investments                                 93        --          --             93
                                           ---------   ---------   ---------    ---------
          TOTALS                           $  35,005   $     307   $    (777)   $  34,535
                                           =========   =========   =========    =========


                                                         GROSS       GROSS
                                           AMORTIZED  UNREALIZED   UNREALIZED     FAIR
December 31, 1995:                            COST       GAINS      LOSSES        VALUE
                                           ---------   ---------   ---------    ---------
                                                       (Dollars in Thousands)
U. S. Treasury securities                  $    --     $    --     $    --      $    --
Obligations of other U. S
  government agencies                          7,648          89        (117)       7,620
Obligations of states and
  political subdivisions                        --          --          --           --
Mortgage-backed securities and
  collateralized mortgage
  obligations                                 29,147         265        (441)      28,971
Other investments                                147           1        --            148
                                           ---------   ---------   ---------    ---------
          TOTALS                           $  36,942   $     355   $    (558)   $  36,739
                                           =========   =========   =========    =========


      The amortized cost and approximate fair values of investment securities held-to-maturity at December 31 were as follows:

                                                         GROSS       GROSS
                                           AMORTIZED  UNREALIZED   UNREALIZED     FAIR
December 31, 1995:                            COST       GAINS      LOSSES        VALUE
                                           ---------   ---------   ---------    ---------
                                                       (Dollars in Thousands)
U. S. Treasury securities                  $  17,545   $      72   $     (35)   $  17,582
Obligations of other U. S
  government agencies                         16,113         205         (29)      16,289
Obligations of states and
  political subdivisions                      14,755         244        --         14,999
Mortgage-backed securities and
  collateralized mortgage
  obligations                                  8,769          29        (124)       8,674
Other investments                                845          48        --            893
                                           ---------   ---------   ---------    ---------
          TOTALS                           $  58,027   $     598   $    (188)   $  58,437
                                           =========   =========   =========    =========

                                                         GROSS       GROSS
                                           AMORTIZED  UNREALIZED   UNREALIZED     FAIR
December 31, 1995:                            COST       GAINS      LOSSES        VALUE
                                           ---------   ---------   ---------    ---------
                                                       (Dollars in Thousands)
U. S. Treasury securities                  $  24,958   $     167   $    (131)   $  24,994
Obligations of other U. S
  government agencies                         18,736         457          (2)      19,191
Obligations of states and
  political subdivisions                      19,720         189         (30)      19,879
Mortgage-backed securities and
  collateralized mortgage
  obligations                                  6,396          38         (90)       6,344
Other investments                                832          46        --            878
                                           ---------   ---------   ---------    ---------
          TOTALS                           $  70,642   $     897   $    (253)   $  71,286
                                           =========   =========   =========    =========


      Investment securities with a carrying amount of approximately $27,831,000 and $27,996,000 at December 31, 1996 and 1995, respectively, and an approximate market value of $28,009,000 and $28,170,000 at December 31, 1996 and 1995,
respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

      The amortized cost and approximate fair values of investment securities available- for-sale and held-to-maturity at December 31, 1996, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                            SECURITIES HELD TO    SECURITIES AVAILABLE
                                                MATURITY                FOR SALE
                                           ---------------------   ---------------------
                                           AMORTIZED     FAIR      AMORTIZED     FAIR
                                             COST        VALUE       COST        VALUE
                                           ---------   ---------   ---------   ---------
                                                      (Dollars in Thousands)
Due in one year or less                    $  14,827   $  14,842   $    --     $    --
Due after one year but less
  than five years                             30,094      30,430       8,097       7,989
Due after five years but
  less than ten years                          3,291       3,397        --          --
Due after ten years                              201         201        --          --
                                           ---------   ---------   ---------   ---------
                                              48,413      48,870       8,097       7,989
Mortgage-backed securities and
  collateralized mortgage
  obligations                                  8,769       8,674      26,815      26,453
Other securities                                 845         893          93          93
                                           ---------   ---------   ---------   ---------
                                           $  58,027   $  58,437   $  35,005   $  34,535
                                           =========   =========   =========   =========


      Proceeds from sales of investment securities available-for-sale during 1996, 1995 and 1994 were approximately $-0-, $8,505,000, and $8,635,000 respectively. Gross losses of approximately $247,000 and $4,000 respectively were realized on 1995 and 1994 sales.

NOTE 3 - LOANS

 Major classifications of loans are as follows:

                                                          DECEMBER 31,
                                                     ------------------------
                                                        1996          1995
                                                     ----------    ----------
                                                      (Dollars in Thousands)
      Commercial and real estate                     $  107,477    $  101,067
      Installment                                        10,877         9,045
      Credit card                                         1,262         1,281
      Overdrafts                                            243           206
      Student loans                                       4,443         1,228
                                                     ----------    ----------
                                                        124,302       112,827
      Unearned discount                                  (1,208)         (983)
                                                     ----------    ----------
                                                        123,094       111,844
      Allowance for loan losses                          (1,414)       (2,301)
                                                     ----------    ----------
                                                     $  121,680    $  109,543
                                                     ==========    ==========

      At December 31, 1996 and 1995, the amount of loans owed to the Bank by their directors, executive officers, principal holders of Fredonia Bancshares, Inc. equity securities and their related entities totaled approximately $1,850,000 and $1,886,000, respectively. All of the transactions entered into between the Bank and these parties were made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other parties.

      At December 31, 1996 and 1995, the Bank had loans of approximately $757,000 and $712,000 on which the accrual of interest income has been suspended.

      Effective January 1, 1995, the Bank was required to adopt the provisions of SFAS No. 114 Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118. The accounting change was adopted prospectively. The total recorded investment in impaired loans was approximately $417,000 and $447,000 at December 31, 1996 and 1995, respectively. The total amount of impaired loans is subject to an allowance for loan losses of approximately $104,000 and $116,000 at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans was approximately $435,000 and $525,000 during 1996 and 1995, respectively. There was no interest income recognized on the impaired loans during 1996 or 1995.

      In accordance with the provisions established in Statement of Financial Accounting Standards No. 91, certain nonrefundable loan fees and related direct costs associated with the lending function are deferred. The deferral of these fees and costs is accounted for as an adjustment to salaries and employee benefits and the amounts deferred were approximately $1,260,000 and $1,213,000 in 1996 and 1995, respectively. The amortization of these deferred costs is amortized to income over the term of the respective loan and loan commitment periods as a yield adjustment to interest income on loans. The amount of these costs amortized were approximately $1,065,000 and $1,022,000 in 1996 and 1995, respectively.

      The Bank had approximately $4,443,000 and $1,228,000 of student loans held for sale at December 31, 1996 and 1995, respectively. The market value of these loans approximated the carrying value.

NOTE 3 - LOANS - CONTINUED

      Changes in the allowance for loan losses were as follows:

                                                                            DECEMBER 31,
                                                               --------------------------------------
                                                                               YEARS
                                                               --------------------------------------
                                                                  1996          1995          1994
                                                               ----------    ----------    ----------
                                                                      (Dollars in Thousands)
         Balance, beginning of year                            $    2,301    $    2,583    $    2,732
         Provision (recapture) charged to operations                 (750)         --            --
         Loans charged off                                           (264)         (428)         (625)
         Recoveries                                                   127           146           390
         Merger and acquisition                                      --            --              86
                                                               ----------    ----------    ----------
         Balance, end of year                                  $    1,414    $    2,301    $    2,583
                                                               ==========    ==========    ==========

NOTE 4 - BANK PREMISES AND EQUIPMENT

 Major classifications of these assets are summarized as follows:

                                                                                          YEARS ENDED
                                                                                          DECEMBER 31,
                                                                     USEFUL LIVES      ------------------
                                                                        YEARS           1996        1995
                                                                    --------------     ------      ------
                                                                                     (Dollars in Thousands)
          Land                                                                         $1,267      $1,267
          Building                                                      10 - 40         2,351       2,291
          Equipment and automobiles                                      5 - 20         2,528       2,421
                                                                                       ------      ------
                                                                                        6,146       5,979
          Accumulated depreciation                                                     (2,982)    (2,698)
                                                                                       ------      ------
                                                                                       $3,164      $3,281
                                                                                       ======      ======

      Depreciation expense amounted to $313,966, $407,476 and $331,886 in 1996, 1995 and 1994, respectively.

NOTE 5 - DEPOSITS

      The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100,000, was approximately $25,963,000 and $22,015,000 at December 31, 1996 and 1995, respectively.

      At December 31, 1996, the scheduled maturities of CDs are as follows:

                                                     (Dollars in Thousands)
                  1997                                     $ 85,972
                  1998                                       10,611
                  1999                                        3,788
                  2000                                        4,331
                  2001 and thereafter                         1,607
                                                           --------
                                                           $106,309
                                                           ========

      Deposits due executive officers, directors and principal shareholders of Fredonia Bancshares, Inc. equity securities totaled approximately $356,000 and $323,000 at December 31, 1996 and 1995, respectively.

NOTE 6 - FEDERAL INCOME TAXES

      The provision for federal income taxes from continuing operations consists of the following:

                                                                YEARS ENDED
                                                     ----------------------------------
                                                                DECEMBER 31,
                                                     ----------------------------------
                                                       1996        1995         1994
                                                     ---------   ---------    ---------
                                                           (Dollars in Thousands)
         Current tax expense                         $   1,378   $   1,586    $     979
         Deferred tax expense (benefit)                    379        (221)          71
                                                     ---------   ---------    ---------
                                                     $   1,757   $   1,365    $   1,050
                                                     =========   =========    =========

      The following reconciliation provides an analysis of the reasons for the variation between income tax expense allocated to continuing operations and the expected provision on pretax income:

                                                                      YEARS ENDED
                                                          -----------------------------------
                                                                      DECEMBER 31,
                                                          -----------------------------------
                                                            1996         1995         1994
                                                          ---------    ---------    ---------
                                                                 (Dollars in Thousands)
         Expected tax provision on pretax income at 34%   $   1,996    $   1,603    $   1,276
         Effect of Permanent Differences:
             Tax-exempt interest income                        (266)        (270)        (263)
             Disallowed expenses                                 27           32           37
                                                          ---------    ---------    ---------
                                                          $   1,757    $   1,365    $   1,050
                                                          =========    =========    =========

 At December 31, 1996 and 1995, the Bank had a net deferred tax asset of approximately $74,000 and $363,000, respectively, included in other assets in the accompanying consolidated balance sheet. The tax effects of the application of a 34% statutory rate on the following temporary differences which gave rise to the deferred asset are as follows:

                                                                     YEARS ENDED
                                                                     DECEMBER 31,
                                                               ----------------------
                                                                  1996         1995
                                                               ---------    ---------
                                                                (Dollars in Thousands)
      Financial basis of securities in excess of tax basis     $    (156)   $     (98)
      Financial basis of fixed assets in excess of tax basis         (76)         (78)
      Tax basis of loans in excess of financial basis                210          489
      Tax basis of other real estate in excess of
        financial basis                                               36           45
      Tax basis of deferred loan costs in excess of
        financial basis                                             (379)        (339)
      Unrealized net holding loss on securities
        available-for-sale                                           159           69
      Financial basis of accrued deferred compensation
        liability in excess of tax basis                             246          242
      Other, net                                                      34           33
                                                               ---------    ---------
                                                               $      74    $     363
                                                               =========    =========


NOTE 7 - PENSION PLAN

      The Bank had a defined benefit pension plan covering substantially all of its employees. The plan called for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank's funding policy was to contribute annually the minimum amount that could be deducted for federal income tax purposes. Contributions were intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

      The Board of Directors of the Bank adopted a resolution December 21, 1994 to terminate the defined benefit pension plan effective March 13, 1995. As a result of the termination, all plan assets were distributed according to guidelines established at the inception of the plan.

                                                                   YEARS ENDED
                                                                    DECEMBER 31,
                                                              ----------------------
                                                               1996    1995     1994
                                                              -----   -----    -----
                                                              (Dollars in Thousands)
      Pension expense Includes the Following Components:
          Service cost of the current period                  $--     $  25    $  71
          Interest cost on the projected benefit obligation    --        53       61
          Less:  Actual return on assets held in the plan      --       (63)     (21)
          Asset (gain) loss deferred for later recognition     --        22      (27)
          Net amortization of transition liability and
            net gain (loss)                                    --         6        6
                                                              -----   -----    -----
          Pension expense                                     $--     $  43    $  90
                                                              =====   =====    =====


      The Bank has a salary deferral retirement savings plan qualified under
Section 401(k) of the Internal Revenue Code of 1986 for the benefit of all qualifying employees who have completed one year of service. Participants in the Plan may make deferral contributions to the Plan which are 100% vested at all times. The Bank's directors determine annually the amount of contributions to be made to the Plan. During 1996 and 1995, the Bank matched a minimum of 50% of the employee's contributions up to 5% of salary. Bank matching contributions are fully vested after seven years of service. In 1996, 1995 and 1994, the Bank made contributions of $300,000, $223,000, and $162,000, respectively, to the 401(k) Plan.

NOTE 8 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

 The estimated fair values of the consolidated financial instruments at December 31, 1996 are as follows:

                                                         CARRYING      FAIR
                                                          AMOUNT       VALUE
                                                         ---------    ---------
                                                         (Dollars in Thousands)
      Financial assets:
          Cash, due from banks, and federal funds sold   $  20,273    $  20,273
          Investment securities                             92,562       92,972
          Loans                                            123,094      122,899
          Less allowance for loan losses                    (1,414)      (1,414)
                                                         ---------    ---------
                                                         $ 234,515    $ 234,730
                                                         =========    =========
      Financial liabilities - Deposits                   $ 216,765    $ 217,120
                                                         =========    =========

NOTE 8 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

 The estimated fair values of the consolidated financial instruments at December 31, 1995 are as follows:

                                                         CARRYING       FAIR
                                                          AMOUNT        VALUE
                                                         ---------    ---------
                                                         (Dollars in Thousands)
      Financial assets:
          Cash, due from banks, and federal funds sold   $  11,570    $  11,570
          Investment securities                            107,381      108,025
          Loans                                            111,844      110,788
          Less:  allowance for loan losses                  (2,301)      (2,301)
                                                         ---------    ---------
                                                         $ 228,494    $ 228,082
                                                         =========    =========
      Financial liabilities - Deposits                   $ 212,578    $ 212,939
                                                         =========    =========

NOTE 9 - COMMITMENTS AND CONTINGENCIES

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

      The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and credit card arrangements is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      At December 31, 1996, the Bank had the following financial instruments whose contract amounts represent credit risk:

                                                         (Dollars in Thousands)
      Commitments to extend credit                             $15,105
      Standby letters of credit                                    184
      Credit card arrangements                                   3,614
                                                               -------
                                                               $18,903
                                                               =======

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but largely consists of real estate, inventory, equipment and accounts receivable. Credit card loan commitments are unsecured.

      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held for the standby letters of credit primarily consists of deposits, inventory and equipment; however, some letters are unsecured.

      The Bank is also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Bank in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the financial position of the Bank.

      The Bank has two lines of credit totaling $6,000,000 at December 31, 1996 for the purchase of Federal funds. At December 31, 1996, the amount outstanding under these lines of credit was $-0-.

NOTE 10 - SALARY CONTINUATION AGREEMENTS

      The Bank has salary continuation agreements with certain key employees which provide for annual payments for a maximum of 15 years beginning when the employee reaches age 65 or at his/her death. The Bank has purchased life insurance policies on those certain key employees for which the Bank is the beneficiary.

      In 1995, the Bank changed its method of accounting for the salary continuation agreements, whereby the discounted present value of the estimated future payments are accrued. Previously, the amount of payments made had been expensed as paid. The cumulative effect of this change has been shown as a charge to income of approximately $178,000 on the prior year's statement of income.

      For the years 1996, 1995 and 1994, compensation expense under the Bank's salary continuation agreement was $104,136, $95,464 and $69,976, respectively.

NOTE 11 - CONCENTRATION OF CREDIT RISK

      The Bank grants agribusiness, commercial, consumer and residential loans to customers located primarily in Nacogdoches County. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is primarily dependent upon the economy of Nacogdoches County.

NOTE 12 - RESTRICTIONS ON RETAINED EARNINGS

      The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1996, approximately $9,988,000 of retained earnings were available for dividend declaration without prior regulatory approval.

NOTE 13 - REGULATORY MATTERS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions, by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


                                                                                                              TO BE WELL
                                                                                                           CAPITALIZED UNDER
                                                                        FOR CAPITAL                        PROMPT CORRECTIVE
                                           ACTUAL                     ADEQUACY PURPOSES                    ACTION PROVISIONS
                                  -----------------------        ---------------------------          ---------------------------
                                    AMOUNT          RATIO         AMOUNT              RATIO            AMOUNT              RATIO
                                  ----------        -----        ---------            -----           ---------            -----
                                         (Dollars in                       (Dollars in                          (Dollars in
                                           Thousands)                       Thousands)                           Thousands)
As of December 31, 1996:
  Total Capital
    (to risk weighted
    assets)                          $23,866         19.47%        $9,804      less than   8.0%       $12,255    greater than 10.0%
  Tier I Capital                                                              or equal to                       or equal to
    (to risk weighted
    assets)                          $22,452         18.32%        $4,902      less than   4.0%       $ 7,353    greater than 6.0%
  Tier I Capital                                                              or equal to                       or equal to
    (to average
    assets)                          $22,452          9.27%        $9,686      less than   4.0%       $12,108    greater than 5.0%
                                                                              or equal to                       or equal to


NOTE 13 - REGULATORY MATTERS - CONTINUED



                                                                                                              TO BE WELL
                                                                                                           CAPITALIZED UNDER
                                                                        FOR CAPITAL                        PROMPT CORRECTIVE
                                           ACTUAL                     ADEQUACY PURPOSES                    ACTION PROVISIONS
                                  -----------------------        ---------------------------          ---------------------------
                                    AMOUNT          RATIO         AMOUNT              RATIO            AMOUNT              RATIO
                                  ----------        -----        ---------            -----           ---------            -----
                                         (Dollars in                       (Dollars in                          (Dollars in
                                           Thousands)                       Thousands)                           Thousands)
As of December 31, 1995:
       Total Capital
         (to risk weighted
         assets)                  $19,725           17.44%      $9,047      less than      8.0%       $11,309    greater than 10.0%
       Tier I Capital                                                      or equal to                          or equal to
         (to risk weighted
         assets)                  $18,300           16.18%      $4,523      less than      4.0%       $ 6,785    greater than 6.0%
       Tier I Capital                                                      or equal to                          or equal to
         (to average
         assets)                  $18,300           7.82%       $9,363      less than      4.0%       $11,704    greater than 5.0%
                                                                           or equal to                          or equal to



NOTE 14 - PARENT COMPANY FINANCIAL INFORMATION

      Presented below are the condensed balance sheets and statements of income and cash flows for the Parent Company, Fredonia Bancshares, Inc.:

Balance Sheets (Dollars in Thousands)

                                                                   DECEMBER 31,
                                                               ---------------------
               ASSETS                                            1996        1995
                                                               ---------   ---------
 Cash and cash equivalents                                     $     548   $   1,049
 Investment in subsidiary                                         22,645      18,702
 Other assets                                                       --             7
                                                               ---------   ---------
          TOTAL ASSETS                                         $  23,193   $  19,758
                                                               =========   =========

               LIABILITIES AND STOCKHOLDERS' EQUITY

 Common stockholders' equity                                   $  23,193   $  19,758
                                                               ---------   ---------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  23,193   $  19,758
                                                               =========   =========

Statements of Income (Dollars in Thousands)                        YEARS ENDED
                                                                    DECEMBER 31,
                                                               ----------------------
                                                                  1996         1995
                                                               ---------    ---------
 Income:
      Dividends from subsidiary                                $    --      $   1,700
      Interest income                                               --             35
                                                               ---------    ---------
           TOTAL INCOME                                             --          1,735
                                                               ---------    ---------
 Expenses:
      Interest expense                                              --             65
      Federal income taxes                                             7         --
                                                               ---------    ---------
           TOTAL EXPENSES                                              7           65
                                                               ---------    ---------

 Income (loss) before equity in undistributed net
   income of subsidiary                                               (7)       1,670
 Equity in undistributed net income of subsidiary                  4,120        1,502
                                                               ---------    ---------
           NET INCOME                                          $   4,113    $   3,172
                                                               =========    =========


Statements of Cash Flows (Dollars in Thousands)                 YEARS ENDED
                                                                DECEMBER 31,
                                                           ----------------------
                                                             1996         1995
                                                           ---------    ---------
Cash Flows From Operating Activities:
   Net income                                              $   4,113    $   3,172
   Adjustments to Reconcile Net Income to Net
     Cash Provided by Operating Activities:
      Equity in undistributed net income of
        subsidiary bank                                       (4,120)      (1,502)
      Net accretion on investment securities                    --            (19)
      (Increase) decrease in accrued interest receivable        --             15
      Decrease in other assets                                     7         --
                                                           ---------    ---------
             NET CASH PROVIDED BY OPERATING ACTIVITIES          --          1,666
                                                           ---------    ---------

Cash Flows from Investing Activities:
   Purchase of investment securities                            --         (1,495)
   Maturities of held-to-maturity securities                    --          3,000
                                                           ---------    ---------
             NET CASH PROVIDED BY INVESTING ACTIVITIES          --          1,505
                                                           ---------    ---------

Cash Flows From Financing Activities:
   Increase in notes payable                                    --            936
   Payments made on notes payable                               --         (2,003)
   Dividends paid                                               (501)        (440)
   Proceeds from sale of treasury stock                         --             57
   Purchase of treasury stock                                   --           (936)
                                                           ---------    ---------
             NET CASH (USED IN) FINANCING ACTIVITIES            (501)      (2,386)
                                                           ---------    ---------

Net increase (decrease) in cash and cash equivalents            (501)         785
Cash and cash equivalents at beginning of year                 1,049          264
                                                           ---------    ---------
Cash and cash equivalents at end of year                   $     548    $   1,049
                                                           =========    =========

                   FREDONIA BANCSHARES, INC., AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                MARCH 31, 1997 (UNAUDITED) AND DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

        ASSETS
                                                               March 31,   December 31,
                                                                  1997         1996
                                                               ---------    ---------
                                                              (Unaudited)
 Cash and due from banks                                       $  11,968    $  10,881

 Federal funds sold                                               10,509        9,392

 Investment Securities:

     Available-for-sale                                           39,036       34,535

     Held-to-maturity (approximate fair value of $52,678
          and $58,437, respectively)                              52,656       58,027

 Loans, less allowance for loan losses of $1,418 and $1,414,

     respectively                                                127,580      121,680

 Bank premises and equipment, net                                  3,133        3,164

 Accrued interest receivable                                       1,932        1,952

 Other real estate                                                   539          574

 Other assets                                                      2,063        1,748
                                                               ---------    ---------

        TOTAL ASSETS                                           $ 249,416    $ 241,953
                                                               =========    =========

     LIABILITIES AND STOCKHOLDERS' EQUITY

 Deposits:

     Demand                                                    $  34,309    $  32,953

     NOW and money market deposit accounts                        70,625       66,514

     Savings                                                      10,982       10,989

     Time, $100,000 and over                                      30,643       30,352

     Other time                                                   76,521       75,957
                                                               ---------    ---------
        TOTAL DEPOSITS                                           223,080      216,765


 Accrued interest and other liabilities                            2,764        1,995
                                                               ---------    ---------

        TOTAL LIABILITIES                                        225,844      218,760
                                                               ---------    ---------

 Stockholders' Equity :
     Common stock $10.00 par value, 2,000,000 shares

        authorized, 499,180 shares issued                          4,992        4,992

 Surplus                                                           6,222        6,222

 Retained earnings                                                13,589       13,226

 Treasury stock, at cost, 26,838 shares in 1997
         and 26,738 shares in 1996                                  (940)        (936)

 Unrealized holding losses on securities available-for-sale
     net of tax benefit of $150 in 1997 and $159 in 1996            (291)        (311)
                                                               ---------    ---------

        TOTAL STOCKHOLDERS' EQUITY                                23,572       23,193
                                                               ---------    ---------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $ 249,416    $ 241,953
                                                               =========    =========




           See notes to unaudited consolidated financial statements.

                   FREDONIA BANCSHARES, INC., AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                               1997        1996
                                                                            ---------   ---------
                                                                           (Unaudited)  (Unaudited)
 Interest Income:
      Interest and Fees on loans                                            $   2,857   $   2,685
      Interest on Investment Securities:
        U. S. Treasury securities                                                 288         308
        Obligations of other U. S. government agencies                            354         402
        Mortgage-backed securities and collateralized mortgage obligations        558         546
        Obligations of states and political subdivisions                          161         219
        Other investments                                                          11          12
      Interest on federal funds sold                                              113          50
                                                                            ---------   ---------
                                                                                4,342       4,222
                                                                            ---------   ---------

 Interest Expense:

      Interest on savings, NOW and money market deposit accounts                  549         522
      Interest on time deposits                                                 1,360       1,380
      Interest on federal funds purchased                                        --             2
                                                                            ---------   ---------
                                                                                1,909       1,904
                                                                            ---------   ---------
     Net interest income                                                        2,433       2,318
 Provision for loan losses                                                         30        (750)
                                                                            ---------   ---------
     Net interest income after provision for loan losses                        2,403       3,068
                                                                            ---------   ---------

 Other Income:
      Service fees                                                                410         397
      Gains (losses), net - Other real estate, other assets, fixed assets          10          13
      Other income                                                                126         119
                                                                            ---------   ---------
                                                                                  546         529
                                                                            ---------   ---------
 Other Expenses:

      Salaries and employee benefits                                              930         843
      Occupancy expenses, net                                                     109         128
      Other operating expenses                                                    529         553
      FDIC insurance                                                                1          10
                                                                            ---------   ---------
                                                                                1,569       1,534
                                                                            ---------   ---------
 Income before federal income taxes                                             1,380       2,063
 Federal income taxes                                                             426         641
                                                                            ---------   ---------
     NET INCOME                                                             $     954   $   1,422
                                                                            =========   =========
 Earnings Per Share:
     NET INCOME (Note 2)                                                    $    2.02   $    3.18
                                                                            =========   =========




           See notes to unaudited consolidated financial statements.

                   FREDONIA BANCSHARES, INC., AND SUBSIDIARY
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)
                                  (Unaudited)



                                          COMMON STOCK                                  NET UNREALIZED
                                     -----------------------                              LOSSES ON
                                                                             RETAINED    AVAILABLE FOR   TREASURY
                                       SHARES      PAR VALUE     SURPLUS     EARNINGS   SALE SECURITIES    STOCK        TOTAL
                                     ----------   ----------   ----------   ----------  --------------- ----------    ----------
 Balance, December 31, 1996             499,180   $    4,992   $    6,222   $   13,226     $    (311)    $    (936)   $   23,193

      Net income                           --           --           --            954          --            --             954

      Cash dividend                        --           --           --           (591)         --            --            (591)

      Purchase of Treasury Stock           --           --           --           --            --              (4)           (4)

      Change in unrealized loss on
     securities available-for-sale         --           --           --           --              20          --              20
                                     ----------   ----------   ----------   ----------    ----------    ----------    ----------


 Balance, March 31, 1997                499,180   $    4,992   $    6,222   $   13,589    $     (291)   $     (940)   $   23,572
                                     ==========   ==========   ==========   ==========    ==========    ==========    ==========





           See notes to unaudited consolidated financial statements.

                   FREDONIA BANCSHARES, INC., AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                        1997        1996
                                                                                      --------    --------
 Cash Flows From Operating Activities                                                (Unaudited) (Unaudited)
 Net income                                                                           $    954    $  1,422
 Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
      Depreciation                                                                          81          80
      Provision charged (credited) to operating expense                                     30        (750)
      Amortization of goodwill                                                              10          10
      Deferred Federal income tax (benefit)                                               (391)          4
      Net amortization on investment securities                                             73         117
      (Gain) on sale or ORE                                                                (12)        (12)
      Deferred loan costs,net                                                              (12)        (17)
      Federal Home Loan Bank stock dividends                                               (11)        (12)
      Change in Assets and Liabilities:
        Decrease in interest receivable                                                     20          84
        Decrease in prepaid expenses and other assets                                       57          84
        Increase (decrease) in accrued interest payable                                    (45)         54
        Increase (decrease) in accrued expenses and other liabilities                      (11)         89
        Increase in Federal income tax payable                                             825         534
                                                                                      --------    --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                                        1,568       1,687
                                                                                      --------    --------
 Cash Flows From Investing Activities
      (Increase) in federal funds sold                                                  (1,117)     (5,485)
      Purchases of securities available-for-sale                                        (4,054)       --
      Purchases of securities to be held-to-maturity                                    (1,004)       --
      Proceeds from maturities of securities held-to-maturity                            5,185       5,735
      Principal payments received on securities                                            710       1,404
      Net (increase) in loans                                                           (5,960)     (2,809)
      Net (increase) in bank premises and equipment                                        (50)        (44)
      Payments received on previously charged-off loans                                     42          45
      Proceeds from the sale of ORE                                                         47          17
                                                                                      --------    --------
     NET CASH (USED IN) INVESTING ACTIVITIES                                            (6,201)     (1,137)
                                                                                      --------    --------
 Cash Flows From Financing Activities
      Net increase (decrease) in demand deposits, NOW accounts and savings accounts      5,460      (2,014)
      Net increase in time deposits                                                        855       2,137
      (Decrease) in federal funds purchased                                               --        (2,350)
      Dividends paid                                                                      (591)       (501)
      Purchase of treasury stock                                                            (4)       --
                                                                                      --------    --------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                 5,720      (2,728)
                                                                                      --------    --------
 Net increase (decrease) in cash and cash equivalents                                    1,087      (2,178)
 Cash and cash equivalents at beginning of year                                         10,881      11,331
                                                                                      --------    --------
 Cash and cash equivalents at end of year                                             $ 11,968    $  9,153
                                                                                      ========    ========
 Supplemental Disclosures of Cash Flow Information:
      Cash Paid For:
     Interest                                                                         $  1,980    $  1,915
     Income taxes                                                                           20         103



           See notes to unaudited consolidated financial statements.

                   FREDONIA BANCSHARES, INC., AND SUBSIDIARY
              NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS


                                 MARCH 31, 1997



NOTE 1:  FINANCIAL STATEMENT PRESENTATION

      The consolidated balance sheet as of March 31, 1997, the consolidated statements of income and cash flows for the three months ended March 31, 1997 and 1996 and the statement of stockholders' equity for the three months ended March 31, 1997, have been prepared by Fredonia, without audit. In the opinion of management, all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position, results of operations and cash flows at March 31, 1997 and for all period presented have been made. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with Article 10 of Regulation S-X. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1996 included elsewhere herein.

NOTE 2:  NET INCOME PER SHARE

      Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period (472,411 shares and 472,442 shares for the three-month periods ended March 31, 1997 and 1996, respectively).

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


    ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            The Arkansas Business Corporation Act of 1987 (the "Act") codified at Ark. Code Ann. Section 4-27-101 et. seq. and more specifically at Ark. Code Ann. Section 4-27-850 permits an Arkansas Corporation to indemnify directors, officers, employees and agents under some circumstances, and mandates indemnification under certain limited circumstances. The Act permits a corporation to indemnify a director, officer, employee, or agent for expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Act grants express power to an Arkansas corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnifications.

            The Amended and Restated Articles of Incorporation and the Bylaws of First United provides that the directors, officers, employees and agents of First United shall be indemnified as set forth below.


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

            TWELFTH. The corporation may indemnify any person who was, or is, a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding to the fullest extent permitted by the Arkansas Business Corporation Act as it now exists or may hereafter be amended.


                                    BY-LAWS

            Article VII, Section 6.   INDEMNIFICATION.  Every person who was or
    is a party or is threatened to be made a party to or is involved in any action, suit, proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Arkansas Business Corporation Act of the State of Arkansas, as amended and as the same may be amended hereafter, against all expenses, liabilities, and losses (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any lawful manner by such person. Such right of indemnification shall not be exclusive of any other right which such director or officer may have or hereafter acquire and, without limiting the generality of such statement, he shall be entitled to his rights of indemnification under any agreement, vote of stockholders, provisions of law, or otherwise, as well as his rights under this paragraph.

            The board of directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have power to indemnify such person.

    ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


            EXHIBIT NO.               DESCRIPTION OF EXHIBIT
            ----------                ----------------------
            2                Agreement and Plan of Reorganization Between First
                             United Bancshares, Inc., First United of Texas,
                             Inc. and Fredonia Bancshares, Inc. and Plan of
                             Merger attached as Exhibit A thereto.

            3(i)             Articles of Incorporation of First United
                             Bancshares, Inc.

            3(ii)            Bylaws of First United Bancshares, Inc.

            5                Opinion of Mitchell, Williams, Selig, Gates &
                             Woodyard, P.L.L.C.

            8                Tax Opinion of Bracewell & Patterson, L.L.P.
                             regarding Fredonia Bancshares, Inc.
                             Acquisition

            21               Subsidiaries of First United Bancshares, Inc.

            23(a)            Consent of Arthur Andersen LLP

            23(b)            Consent of Axley & Rode LLP

            23(c)            Consent of Hoefer & Arnett, Incorporated

            24               Power of Attorney - Signature Page of the Registration Statement

            99               Fredonia Bancshares, Inc. Form of Proxy


    ----------------


    ITEM 22.  UNDERTAKINGS

            (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (2) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

            (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

            (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (8)      The undersigned registrant hereby undertakes:


                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                             (i)      To include any prospectus required by
    section 10(a)(3) of the Securities Act of 1933;

                             (ii)      To reflect in the prospectus any facts
    or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                             (iii)         To include any material information
    with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     Provided, however, that paragraphs (a)(1)(i) and
    (a)(1)(ii) do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter) or Form S-8 (Section 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Dorado, State of Arkansas, on June __, 1997.

                    FIRST UNITED BANCSHARES, INC.


                     /s/ James V. Kelley
                    ----------------------------------------------------------
                    James V. Kelley
                    Chairman, President and Chief Executive Officer


                     /s/ John E. Burns
                    ----------------------------------------------------------
                    John E. Burns,
                    Vice President, Chief Financial Officer
                    and Principal Accounting Officer

    KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a Director or Officer, or both, of First United Bancshares, Inc. (the "Corporation"), acting pursuant to authorization of the Board of Directors of the Corporation hereby appoints James V. Kelley and John E. Burns, attorney-in-fact and agents for me and in my name and on behalf, individually and as a Director or Officer, or both, of the Corporation to sign a Registration Statement on Form S-4 and any amendments (including post effective amendments) and supplements thereto, of the Corporation to be filed with the Securities and Exchange Commission pursuant to any applicable rule under the Securities Act of 1933, as amended (the "Act") with respect to the issue and sale of not more than 1,610,000 shares of common stock, par value $1.00 of the Corporation, said shares to be exchanged to the shareholder of Fredonia Bancshares, Inc. with respect to the merger by and between Fredonia Bancshares, Inc. will be merged with and into First United of Texas, Inc., a wholly-owned subsidiary of the Corporation, and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    IN WITNESS WHEREOF, I have hereunto set my hand this 25 day of June, 1997.

            Signature                                           Title                                     Date
            ---------                                           -----                                     ----
            /s/ James V. Kelley                              Chairman, President,                         June 25, 1997
            ---------------------------                Chief Executive Officer
            James V. Kelley                            and Director


            /s/ John E. Burns                                 Vice President, Chief                       June 25, 1997
            ---------------------------                 Financial Officer and
            John E. Burns                               Principal Accounting Officer


            /s/ E. Larry Burrow                                Director                                   June 25, 1997
            ---------------------------
            E. Larry Burrow


                                                               Director                                   June 25, 1997
            ---------------------------
            Claiborne P. Deming


            /s/ Tommy Hillman                                  Director                                   June 25, 1997
            ---------------------------
            Tommy Hillman

            /s/ Roy E. Ledbetter                               Director                                   June 25, 1997
            -----------------------------
            Roy E. Ledbetter

            /s/ Michael F. Mahony                              Director                                   June 25, 1997
            -----------------------------
            Michael F. Mahony

            /s/ Richard H. Mason                               Director                                   June 25, 1997
            -----------------------------
            Richard H. Mason

            /s/ Jack W. McNutt                                 Director                                   June 25, 1997
            -----------------------------
            Jack W. McNutt

            /s/ R. Madison Murphy                              Director                                   June 25,  1997
            -----------------------------
            R. Madison Murphy

            /s/ Robert C. Nolan                                Director                                   June 25, 1997
            -----------------------------
            Robert C. Nolan

            /s/ Cal Partee, Jr.                                Director                                   June 25, 1997
            -----------------------------
            Cal Partee, Jr.

            /s/ Carolyn Tennyson                               Director                                   June 25, 1997
            -----------------------------
            Carolyn Tennyson

            /s/ John D. Trimble, Jr.                           Director                                   June 25. 1997
            -----------------------------
            John D. Trimble, Jr.

                         FIRST UNITED BANCSHARES, INC.
                        FORM S-4 REGISTRATION STATEMENT


                               Index to Exhibits




    2       Agreement and Plan of Reorganization Between First United Bancshares, Inc., First United of Texas,
            Inc. and Fredonia Bancshares, Inc. and Plan of Merger attached as Exhibit A thereto.

    3(i)    Articles of Incorporation of First United Bancshares, Inc.

    3(ii)   Bylaws of First United Bancshares, Inc.

    5       Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

    8       Tax Opinion of Bracewell & Patterson, L.L.P. regarding Fredonia Bancshares, Inc. Acquisition

    21      Subsidiaries of First United Bancshares, Inc.

    23(a)   Consent of Arthur Andersen LLP

    23(b)   Consent of Axley & Rode LLP

    23(c)   Consent of Hoefer & Arnett, Incorporated

    24      Power of Attorney - Signature Page of the Registration Statement

    99      Fredonia Bancshares, Inc. Form of Proxy